As filed with the U.S. Securities and Exchange Commission on July 28, 2006

Registration No. 333-________

____________________________________________________________________________________________________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM SB-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

__________

Nevada	NeoGenomics, Inc.	74-2897368
(State or Other Jurisdiction of Incorporation or Organization)	(Name of Registrant in Our Charter)	(I.R.S. Employer Identification No.)

Robert P. Gasparini		Steven C. Jones
12701 Commonwealth Drive, Suite 9 Fort Myers, Florida 33913 (239) 768-0600	8731	12701 Commonwealth Drive, Suite 9 Fort Myers, Florida 33913 (239) 768-0600
(Address and telephone number of Principal Executive Offices and Principal Place of Business)	(Primary Standard Industrial Classification Code Number)	(Name, address and telephone number of agent for service)

With a copy to: Clayton E. Parker, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095		With a copy to: Alina S. Pastiu, Esq. Kirkpatrick & Lockhart Nicholson Graham LLP 201 S. Biscayne Boulevard, Suite 2000 Miami, Florida 33131 Telephone: (305) 539-3300 Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. /_/

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. /_/

CALCULATION OF REGISTRATION FEE

Proposed Maximum
Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Share(1)	Aggregate Offering Price(1)	Amount Of Registration Fee
Common Stock, par value $0.001 per share	1,800,000 shares	$0.66	$1,188,000	$127.12
TOTAL	1,800,000 shares	$0.66	$1,188,000	$127.12

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933. For the purposes of this table, we have used the average of the closing bid and asked prices as of a recent date.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

NEOGENOMICS, INC.

1,800,000 shares of Common Stock

This prospectus relates to the sale of up to 1,800,000 shares of NeoGenomics, Inc. (referred to individually as the “Parent Company” or, collectively with all of its subsidiaries, as the “Company” or “NeoGenomics”) common stock by certain persons who are stockholders of the Company. The selling stockholders consist of:

•	Dr. Michael Dent, our Chairman of the Board of Directors (the “Board”), who intends to sell up to 123,523 shares of common stock previously issued to him;
•	Steven C. Jones, a member of our Board, who intends to sell up to 600,798 shares of common stock previously issued to him pursuant to a private placement conducted in 2003;
•	George G. O’Leary, a member of our Board, who intends to sell up to 100,000 shares of common stock previously issued to him, pursuant to an Assignment Agreement, dated May 26, 2006;
•	Aspen Select Healthcare, LP, which intends to sell up to 175,679 shares of common stock previously issued to it pursuant to a private placement conducted in 2003; and
•

Other selling stockholders, which intend to sell up to 800,000 shares of common stock issued to them in May 2006 pursuant to an exercise of options by such stockholders under that certain Stock Options Agreement, dated July 9, 2004.

Please refer to “Selling Stockholders” beginning on page 12.

We are not selling any shares of common stock in this offering and therefore will not receive any proceeds from this offering. Fifty percent of the costs associated with the registration of the 1,800,000 shares on behalf of the selling stockholders will be borne by us, and fifty percent of the costs will be borne by the selling stockholders which are parties to the Stock Options Agreement, dated July 9, 2004.

The shares of common stock are being offered for sale by the selling stockholders at prices established on the Over-the-Counter Bulletin Board (the “OTCBB”) during the term of this offering. Our common stock is quoted on OTCBB under the symbol “NGMN.OB.” On July 26, 2006, the last reported sale price of our common stock was $0.66 per share. These prices will fluctuate based on the demand for the shares of common stock.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk. Please refer to “Risk Factors” beginning on page 5.

The information in this prospectus is not complete and may be changed. We and the selling stockholders may not sell these securities until the registration statement filed with the U.S. Securities and Exchange Commission (the “SEC”) is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

No other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four months after the accompanying registration statement is declared effective by the SEC. None of the proceeds from the sale of stock by the selling stockholders will be placed in escrow, trust or any similar account.

The SEC and state securities regulators have not approved or disapproved of these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July ___ , 2006

TABLE OF CONTENTS

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	41
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	42
DESCRIPTION OF CAPITAL STOCK	44
EXPERTS	46
LEGAL MATTERS	46
AVAILABLE INFORMATION	46
FINANCIAL STATEMENTS	F-1
PART II	II-1

i

PROSPECTUS SUMMARY

The following is only a summary of the information, financial statements and the notes included in this prospectus. You should read the entire prospectus carefully, including “Risk Factors” and our Financial Statements and the notes to the Financial Statements before making any investment decision.

Our Company

General

NeoGenomics operates a cancer genetics laboratory that is targeting the rapidly growing genetic and molecular testing segment of the medical laboratory market. We operate in two laboratory locations: the first location is in Fort Myers, Florida and the second is in Nashville, Tennessee. We currently offer the following types of testing services to oncologists, pathologists, urologists, hospitals, and other laboratories that do not perform genetic testing throughout the United States: a) cytogenetics testing, which analyzes human chromosomes, b) Fluorescence In-Situ Hybridization (FISH) testing which analyzes abnormalities at the gene level, c) flow cytometry testing services, which analyzes clusters of differentiation on cell surfaces and d) molecular testing which involves testing DNA and other molecular structures to screen for and diagnose single gene disorders. All of these testing services are widely used in the diagnosis of various types of cancer. Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “NGNM.OB”

We believe the genetic and molecular testing segment of the medical laboratory industry is the most rapidly growing segment of the market. Approximately five years ago, the World Health Organization reclassified cancers as being genetic anomalies. This growing awareness of the genetic root behind most cancers combined with advances in technology and genetic research, including the complete sequencing of the human genome, have made possible a whole new set of tools to diagnose and treat diseases. This has opened up a vast opportunity for laboratory companies that are positioned to address this growing market segment.

The medical testing laboratory market can be broken down into three primary segments:

•	clinical lab testing,
•	anatomic pathology testing, and
•	genetic/molecular testing.

Clinical labs typically are engaged in high volume, high automation tests on blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams. This type of testing yields relatively low average revenue per test. Anatomic pathology (“AP”) testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely known AP tests are Pap smears, skin biopsies, and tissue biopsies. AP tests are typically more labor and technology intensive than clinical lab tests and thus typically have higher average revenue per test than clinical lab tests.

Genetic/molecular testing typically involves analyzing chromosomes, genes or base pairs of DNA for disorders. Whereas anatomic pathology testing is focused from the cell surface outward, genetic and molecular testing is focused from the cell surface inward. Both genetic and molecular testing have become important and highly-accurate diagnostic tools over the last five years. New tests are being developed rapidly, thus this market segment is expanding rapidly. Genetic/molecular testing requires very specialized equipment and credentialed individuals (typically MD or PhD level) to certify the results and typically yields the highest average revenue per test of the three market segments. The following chart shows the differences between the genetic/molecular segment and other segments of the medical laboratory industry. Up until about five years ago, the genetic/molecular segment was considered to be part of the Anatomic Pathology segment, but given its rapid growth, many industry veterans now break genetic/molecular testing out into its own segment.

COMPARISON OF THE MEDICAL LABORATORY MARKET SEGMENTS (1)

Attributes	Clinical	Anatomic Pathology	Genetic/Molecular

Testing Performed On

Testing Volume

Physician Involvement
Malpractice Ins. Required

Other Professionals Req.

Level of Automation

Diagnostic in Nature

Types of Diseases Tested

Typical Revenue Per Test

Estimated Size of Market

Estimated Growth Rate

	Blood, Urine High Low Low None High Usually Not Many Possible $5 - $35/Test $25 - $30 Billion 4.0 -5.0%	Tissue/Cells Low High - Pathologist High None Low-Moderate Yes Typically Cancer $25 - $500/Test $10.0 - $12.0 Billion 6.0 – 7.0% Annually	Chromosomes/Genes/DNA Low Low - Medium Low Cyto/Molecular geneticist Moderate Yes Rapidly Growing $200 - $1,000/Test $3.0 - $4.0 Billion (2) 25.0+% Annually
Established Competitors	Quest Diagnostics LabCorp Bio Reference Labs DSI Laboratories Hospital Labs Regional Labs	Quest Diagnostics LabCorp Genzyme Genetics Ameripath Local Pathologists	Genzyme Genetics Quest Diagnostics LabCorp Major Universities

(1) Derived from industry analyst reports and Company estimates.

(2) Includes flow cytometry testing, which historically has been classified under Anatomic Pathology testing.

Our primary focus is on the oncology market. We target oncologists that perform bone marrow sampling and treat patients with leukemia, lymphoma and other forms of cancer as well as urologists that treat patients with bladder cancer. Historically, our clients were predominantly located in Florida. Beginning in January 2005, we began targeting large institutional clients throughout the United States. This was successful and we landed several clients outside of the State of Florida. During the third quarter of 2005, we began testing for cervical, breast and bladder cancer. Our bladder cancer program focused around the UroVysion test has grown significantly since it started in the third quarter of 2005. As we grow, we anticipate offering additional tests that broaden our focus from genetic and molecular testing to more traditional types of anatomic pathology testing that are complementary to our current test offerings.

We compete in the marketplace based on the quality and accuracy of our test results, our turn-around times and our ability to provide after-test support to those physicians requesting consultation. We believe our average 3 - 5 day turn-around time on oncology-related cytogenetics tests is helping to increase the usage patterns of cytogenetics tests by our referring oncologists and hematopathologists. Based on empirical data, we believe that cytogenetics labs typically have 7 - 14 day turn-around times on average with some labs running as high as 21 days. Traditionally, longer turn-around times for cytogenetics tests have resulted in fewer tests being ordered since there is an increased chance that the test results will not be returned within an acceptable diagnostic window when other adjunctive diagnostic test results are available. We believe our turn-around times result in our referring physicians requesting more of our testing services in order to augment or confirm other diagnostic tests, thereby giving us a significant competitive advantage in marketing our services against those of other competing laboratories.

We have an opportunity to add additional types of tests to our product offering. We believe that by doing so we may be able to capture increases in our testing volumes through our existing customer base as well as more easily attract new customers via the ability to bundle our testing services more appropriately to the needs of the market. Until December 2004, we only performed one type of test, cytogenetics, in-house, which resulted in only one test being performed per customer requisition for most of FY 2004 and average revenue per requisition of approximately $490 in FY 2004. In December 2004, we added FISH testing to our product offering, and in February 2005, we began offering flow cytometry testing services. With the addition of these two new testing platforms, our average revenue/requisition increased by 35.6% in FY 2005 to approximately $632/requisition. This trend continued into the first half of FY 2006 with average revenue/requisition increasing to $704 per requisition. We believe that we can continue to increase our average revenue per customer requisition with the addition of additional testing platforms and more focused marketing.

	For the Six Months Ended June 30, 2006	For the Six Months Ended June 30, 2005	% Inc (Dec)	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005	% Inc (Dec)
Requisitions Received (Cases)	4,420	970	355.7%	2,472	593	316.9%
Number of Tests Performed	6,139	1,235	397.1%	3,475	768	352.5%
Avg. # of Tests/Requisition	1.389	1.273	9.4%	1.406	1.295	8.5%

Total Testing Revenue	$3,111,292	$ 575,080	441.1%	$1,767,492	$344,888	412.5%
Avg. Revenue/Requisition	$ 703.91	$ 592.86	18.7%	$ 715.00	$581.60	22.9%
Avg. Revenue/Test	$ 506.81	$ 465.65	8.8%	$ 508.63	$ 449.07	13.3%

We believe our strategy of bundling complementary types of tests together to better service the needs of our clients will continue to drive increases in our revenue and afford the Company significant synergies and efficiencies in our operations and sales and marketing activities. For instance, initial testing for most hematological cancers may yield total revenue ranging from approximately $1,700 to $2,800 per case and is generally comprised of one or more of the following tests: cytogenetics, FISH, flow cytometry, and morphology testing. Whereas in the fiscal year ended 2004, we only addressed approximately $500 of this potential revenue per case, we now address approximately $1,200 to $1,900 of this potential revenue per case.

Avg. Rev/Test
Cytogenetics	$400-$600
Fluorescence In Situ Hybridization (FISH)	$400-$600
Flow cytometry
- Technical component	$400-$700
- Professional component	$100-$200
Morphology	$400-$700
Total	$1,700-$2,800

About Us

Our principal executive offices are located at 12701 Commonwealth Drive, Suite 9, Fort Myers, Florida 33913. Our telephone number is (239) 768-0600. Our website can be accessed at www.neogenomics.org.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are, or will become, our stockholders. The selling stockholders consist of:

•	Dr. Michael Dent, our Chairman of the Board, who intends to sell up to 123,523 shares of common stock previously issued to him;
•	Steven C. Jones, a member of our Board, who intends to sell up to 600,798 shares of common stock previously issued to him pursuant to a private placement conducted in 2003;
•	George G. O’Leary, a member of our Board, who intends to sell up to 100,000 shares of common stock previously issued to him, pursuant to an Assignment Agreement, dated May 26,2006;
•	Aspen Select Healthcare, LP, which intends to sell up to 175,679 shares of common stock previously issued to it pursuant to a private placement conducted in 2003; and
•

Other selling stockholders, which intend to sell up to 800,000 shares of common stock issued to them in May 2006 pursuant to an exercise of options by such stockholders under that certain Stock Options Agreement, dated July 9, 2004.

Common Stock Offered	1,800,000 shares by selling stockholders
Offering Price	Market price
Common Stock Outstanding Before the Offering	26,328,365 shares as of July 26, 2006
Use of Proceeds	We will not receive any proceeds of the shares offered by the selling stockholders. See “Use of Proceeds.”
Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution.”
Over-the-Counter Bulletin Board Symbol	NGNM.OB

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The Summary Consolidated Financial Information set forth below is unaudited and was excerpted from the Company’s Quarterly Reports on Form 10-QSB for the periods ended June 30, 2006 and 2005, as filed with the SEC.

	For the Six-Months Ended June 30,
	2006	2005

Statement of Operations Data:
Revenue	$ 3,111,292	$ 575,080
Cost of Revenue	1,302,614	347,005
Gross Profit	1,808,678	228,075

Total other operating expenses	1,540,090	624,606
Net Income (Loss)	$ 267,688	$ (396,531)

Net Income (Loss) Per Share - Basic and Diluted	$ 0.01	$ (0.02)
Weighted Average Number of Shares Outstanding – Basic	25,531,132	21,952,046
Weighted Average Number of Shares Outstanding – Diluted	27,951,298	21,952,046

	As of June 30,
	2006
Balance Sheet Data:
Assets:
Cash and cash equivalents	274,353
Accounts receivable (net of allowance for doubtful accounts of $51,555 and $13,137 respectiverly)	1,032,674
Inventory	76,299
Other current assets	81,665
Total current assets	1,464,991

Property and Equipment (net of accumulated depreciation of $354,939 as of June 30, 2006 and $193,001 as of June 30, 2006	839,225
Other Assets	19,186
Total assets	$ 2,323,402

Liabilities & Stockholders’ Deficit:
Total current liabilities	$ 788,077
Long term portion of equipment leases	106,065
Line of Credit	1,533,772
Total liabilities	2,427,914

Common Stock, $.001 par value, 100,000,000 shares authorized; 26,328,365 as of June 30, 2006; 22,498,252 shares issued and outstanding as of June 30, 2005	26,328
Additional paid in capital	10,700,948
Deferred Stock Compensation	(79,078)
Accumulated Deficit	(10,752,710)

Total stockholders’ deficit	(104,512)

Total Liabilities and Stockholders’ Deficit	$ 2,323,402

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. An investor should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline or we may be forced to cease operations.

Risks Related To Our Business

We Have A Limited Operating History Upon Which You Can Evaluate Our Business

We commenced revenue operations in 2002 and are just beginning to generate meaningful revenue. Accordingly, we have a limited operating history upon which an evaluation of us and our prospects can be based. We and our prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in the rapidly evolving market for healthcare and medical laboratory services. To address these risks, we must, among other things, respond to competitive developments, attract, retain and motivate qualified personnel, implement and successfully execute our sales strategy, develop and market additional services, and upgrade our technological and physical infrastructure in order to scale our revenues. We may not be successful in addressing such risks. Our limited operating history makes the prediction of future results of operations difficult or impossible.

We May Not Be Able To Implement Our Business Strategies Which Could Impair Our Ability to Continue Operations

Implementation of our business strategies will depend in large part on our ability to (i) attract a significant number of customers; (ii) effectively introduce acceptable products and services to our customers; (iii) obtain adequate financing on favorable terms to fund our business strategies; (iv) maintain appropriate procedures, policies, and systems; (v) hire, train, and retain skilled employees; (vi) continue to operate with increasing competition in the medical laboratory industry; (vii) establish, develop and maintain name recognition; and (viii) establish and maintain beneficial relationships with third-party insurance providers and other third party payers. Our inability to obtain or maintain any or all these factors could impair our ability to implement our business strategies successfully, which could have material adverse affect on our results of operations and financial condition.

We May Be Unsuccessful In Managing Our Growth Which Could Prevent the Company From Being Profitable

Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our potential growth, we continue to implement and improve its operational and financial systems and to expand, train and manage its employee base. We may not be able to effectively manage the expansion of its operations and our systems, procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth could have a material adverse effect on our business, results of operations potential profitability and financial condition.

Part of our business strategy may be to acquire assets or other companies that will complement our business. At this time, we are unable to predict whether or when any material transaction will be completed should negotiations commence. If we proceed with any such transaction, we may not effectively integrate the acquired operations with our own operations. We may also seek to finance any such acquisition by debt financings or issuances of equity securities and such financing may not be available on acceptable terms or at all.

We May Incur Greater Costs Than Anticipated, Which Could Result in Sustained Losses

We used reasonable efforts to assess and predict the expenses necessary to pursue our business plan. However, implementing our business plan may require more employees, capital equipment, supplies or other expenditure items than management has predicted. Similarly, the cost of compensating additional management, employees and consultants or other operating costs may be more than we estimate, which could result in sustained losses.

We May Face Fluctuations in Results of Operations Which Could Negatively Affect Our Business Operations and We are Subject to Seasonality in our Business

As a result of our limited operating history and the relatively limited information available on our competitors, we may not have sufficient internal or industry-based historical financial data upon which to calculate anticipated operating expenses. Management expects that our results of operations may also fluctuate significantly in the future as a result of a variety of factors, including, but not limited to, (i) the continued rate of growth, usage and acceptance of our products and services; (ii) demand for our products and services; (iii) the introduction and acceptance of new or enhanced products or services by us or by competitors; (iv) our ability to anticipate and effectively adapt to developing markets and to rapidly changing technologies; (v) our ability to attract, retain and motivate qualified personnel; (vi) the initiation, renewal or expiration of significant contracts with our major clients; (vii) pricing changes by us, our suppliers or our competitors; (viii) seasonality; and (ix) general economic conditions and other factors.

Accordingly, future sales and operating results are difficult to forecast. Our expenses are based in part on our expectations as to future revenues and to a significant extent are relatively fixed, at least in the short-term. We may not be able to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall in relation to our expectations would have an immediate adverse impact on our business, results of operations and financial condition. In addition, we may determine from time to time to make certain pricing or marketing decisions or acquisitions that could have a short-term material adverse affect on the our business, results of operations and financial condition and may not result in the long-term benefits intended. Furthermore, in Florida, currently our primary referral market for lab tests, a meaningful percentage of the population returns to homes in the Northern U.S. for the spring and summer months. This results in seasonality in our business. We estimate that our operating results during the second and third quarter of each year will be somewhat impacted by these seasonality factors until such time as we can generate more clients from outside of Florida. Because of all of the foregoing factors, our operating results could be less than the expectations of investors in future periods.

We Substantially Depend Upon Third Parties for Payment of Services, Which Could Have A Material Adverse Affect On Our Cash Flows And Results Of Operations

We are a clinical medical laboratory that provides medical testing services to doctors, hospitals and other laboratories on patient specimens that are sent to us. In the case of most specimen referrals that are received from patients that are not in-patients at a hospital or institution or otherwise sent by another reference laboratory, we generally have to bill the patient’s insurance company or a government program for our services. As such, we rely on the cooperation of numerous third party payers, including but not limited to Medicare, Medicaid and various insurance companies, in order to get paid for performing services on behalf of our clients. Wherever possible, the amount of such third party payments is governed by contractual relationships in cases where we are a participating provider for a specified insurance company or by established government reimbursement rates in cases where we are an approved provider for a government program such as Medicare. However, we do not have a contractual relationship with many of the insurance companies with whom we deal, nor are we necessarily able to become an approved provider for all government programs. In such cases, we are deemed to be a non-participating provider and there is no contractual assurance that we are able to collect the amounts billed to such insurance companies or government programs. Currently, we are not a participating provider with the majority of the insurance companies we bill for our services. Until such time as we become a participating provider with such insurance companies, there can be no contractual assurance that we will be paid for the services we bill to such insurance companies, and such third parties may change their reimbursement policies for non-participating providers in a manner that may have a material adverse affect on our ash flow or results of operations.

Our Business Is Subject To Rapid Scientific Change, Which Could Have A Material Adverse Affect On Our Operations

The market for genetic and molecular biology testing products and services is characterized by rapid scientific developments, evolving industry standards and customer demands, and frequent new product introductions and enhancements.

Our future success will depend in significant part on our ability to continually improve our offerings in response to both evolving demands of the marketplace and competitive product offerings, and we may be unsuccessful in doing so.

The Market For Our Services Is Highly Competitive, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

The market for genetic and molecular biology testing services is highly competitive and competition is expected to continue to increase. We compete with other commercial medical laboratories in addition to the in-house laboratories of many major hospitals. Many of our existing competitors have significantly greater financial, human, technical and marketing resources than we do. Our competitors may develop products and services that are superior to ours or that achieve greater market acceptance than our offerings. We may not be able to compete successfully against current and future sources of competition and competitive pressures faced by us may have a material adverse affect on our business, results of operations and financial condition.

Our Failure to Manage Potential Growth May Impair Our Ability To Become Profitable

Our recent growth has placed, and is expected to continue to place, a significant strain on our managerial, operational and financial resources. To manage our potential growth, we must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base. We may not be able to effectively manage the expansion of our operations and our systems, procedures or controls may not be adequate to support our operations. Our management may not be able to achieve the rapid execution necessary to fully exploit the market opportunity for our products and services. Any inability to manage growth could have a material adverse affect on our business, results of operations, potential profitability and financial condition.

We Face The Risk of Capacity Constraints, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

We compete in the market place primarily on three factors: (a) the quality and accuracy of our test results; (b) the speed or turn-around times of our testing services; and (c) our ability to provide after-test support to those physicians requesting consultation. Any unforeseen increase in the volume of customers could strain the capacity of our personnel and systems, which could lead to inaccurate test results, unacceptable turn-around times, or customer service failures. In addition, as the number of customers and cases increases, our products, services, and infrastructure may not be able to scale accordingly.

Any failure to handle higher volume of requests for our products and services could lead to the loss of established customers and have a material adverse affect on our business, results of operations and financial condition.

If we produce inaccurate test results, our customers may choose not to use us in the future. This could severally harm our operations. In addition, based on the importance of the subject matter of our tests, inaccurate results could result in improper treatment of patients, and potential liability for us.

We May Fail to Deliver Timely Results to Customers, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

Our operations are dependent in part upon our ability to protect our laboratory operations against physical damage from fire, floods, hurricanes, earthquakes, power loss, telecommunications failures, break-ins and similar events. We do not presently have redundant, multiple site capacity in the event of any such occurrence, nor do we have an emergency back-up generator in place at our main laboratory location that can mitigate the effects of a prolonged power outage. The occurrence of any of these events could result in interruptions, delays or cessations in service to customers, which could have a material adverse affect on our business, results of operations and financial condition.

The Steps Taken By Us To Protect Our Proprietary Rights May Not Be Adequate, Which Could Have A Material Adverse Affect On Our Business, Results Of Operations And Financial Condition

We regard our copyrights, trademarks, trade secrets and similar intellectual property as critical to our success, and we rely upon trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary rights. The steps taken by us to protect our proprietary rights may not be adequate and third parties could infringe on or misappropriate our copyrights, trademarks, trade dress and similar proprietary rights, which could have a material adverse affect on our business, results of operations and financial condition. In addition, other parties may assert infringement claims against us.

We are Dependent on Key Personnel and Need to Hire Additional Qualified Personnel

Our performance is substantially dependent on the performance of our senior management and key technical personnel. In particular, our success depends substantially on the continued efforts of our senior management team. We do not carry key person life insurance on any of our senior management personnel. The loss of the services of any of our executive officers, our laboratory director or other key employees could have a material adverse affect on the business, results of operations and our financial condition. Our future success also depends on our continuing ability to attract and retain highly qualified technical and managerial personnel. Competition for such personnel is intense and we may not be able to retain our key managerial and technical employees or that it will be able to attract and retain additional highly qualified technical and managerial personnel in the future. The inability to attract and retain the necessary technical and managerial personnel could have a material and adverse affect upon our business, results of operations and financial condition.

The Failure to Obtain Necessary Additional Capital to Finance Growth and Capital Requirements, Could Adversely Affect Our Business, Financial Condition and Results of Operations

We may seek to exploit business opportunities that require more capital than what is currently planned. We may not be able to raise such capital on favorable terms or at all. If we are unable to obtain such additional capital, we may be required to reduce the scope of our anticipated expansion, which could adversely affect our business, financial condition and results of operations. The failure to comply with significant government regulation and laboratory operations procedures may subject us to liability, penalties or limitation of operations.

The Failure to Comply With Significant Government Regulation and Laboratory Operations May Subject Us to Liability, Penalties or Limitation of Operations

We are subject to extensive state and federal regulatory oversight. Our laboratory may not pass inspections conducted to ensure compliance with the Clinical Laboratories Improvement Act of 1967, as amended by the Clinical Laboratory Improvement Amendments of 1988 (collectively, “CLIA `88”) or with any other applicable licensure or certification laws. The sanctions for failure to comply with CLIA `88 or state licensure requirements might include the inability to perform services for compensation or the suspension, revocation or limitation of the labs’ CLIA `88 certificate or state license, as well as civil and/or criminal penalties. In addition, any new legislation or regulation or the application of existing laws and regulations in ways that we do not anticipate could have a material adverse affect on our business, results of operations and financial condition.

In addition, existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical and anatomic laboratories, and their referral sources, including physicians, hospitals and other laboratories. Certain provisions of these laws, known as the “anti-kickback law” and the “Stark Laws,” contain extremely broad proscriptions.

Violation of these laws may result in criminal penalties, exclusion from Medicare and Medicaid, and significant civil monetary penalties. We will seek to structure our arrangements with physicians and other customers to be in compliance with the anti-kickback, Stark and state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel, when necessary. However, we are unable to predict how these laws will be applied in the future and the arrangements into which we enter may become subject to scrutiny thereunder.

Furthermore, the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and other state laws contain provisions that affect the handling of claims and other patient information that are, or have been, transmitted electronically and regulate the general disclosure of patient records and patient health information. These provisions, which address security and confidentiality of patient information as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. While we believe we have complied with the Standards, Security and Privacy rules under HIPAA and state laws, an audit of our procedures and systems could find deficiencies. Such deficiencies, if found, could have a material adverse affect on our business, results of operations and financial condition and subject us to liability.

We Are Subject to Security Risks Which Could Harm Our Operations

Despite the implementation of various security measures by us, our infrastructure is vulnerable to computer viruses, break-ins and similar disruptive problems caused by our customers or others. Computer viruses, break-ins or other security problems could lead to interruption, delays or cessation in service to our customers. Further, such break-ins whether electronic or physical could also potentially jeopardize the security of confidential information stored in our computer systems of our customers and other parties connected through us, which may deter potential customers and give rise to uncertain liability to parties whose security or privacy has been infringed. A significant security breach could result in loss of customers, damage to our reputation, direct damages, costs of repair and detection, and other expenses. The occurrence of any of the foregoing events could have a material adverse affect on our business, results of operations and financial condition.

We Are Controlled by Existing Shareholders And Therefore Other Shareholders Will Not Be Able to Direct Our Company

The majority of our shares, and thus voting control of the Company, is held by a relatively small group of shareholders. Because of such ownership, those shareholders will effectively retain control of our Board of Directors and determine all of our corporate actions. In addition, the Company and shareholders owning 14,281,345 shares as of July 26, 2006, or approximately 54% of our common shares outstanding as of such date have executed a Shareholders’ Agreement, that, among other provisions, gives Aspen Select Healthcare, LP (“Aspen Select Healthcare”), our largest shareholder, the right to elect three out of the seven directors authorized for our Board, and nominate one mutually acceptable independent director. Accordingly, it is anticipated that Aspen Select Healthcare and other parties to the Shareholders’ Agreement will continue to have the ability to elect a controlling number of the members of our Board of Directors and the minority shareholders of the Company may not be able to elect a representative to our Board of Directors. Such concentration of ownership may also have the effect of delaying or preventing a change in control.

No Foreseeable Dividends

We do not anticipate paying dividends on our common shares in the foreseeable future. Rather, we plan to retain earnings, if any, for the operation and expansion of our business.

Risks Related To This Offering

Future Sales By Our Stockholders May Adversely Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market following this offering could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 26,328,365 shares of common stock outstanding as of July 26, 2006, 9,481,141 shares are freely tradable without restriction, unless held by our “affiliates.” The remaining 16,847,224 shares of common stock which are held by existing stockholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

The Selling Stockholders Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling stockholders intend to sell in the public market up to 1,800,000 shares of common stock being registered in this offering. That means that up to 1,800,000 shares, or 7% of our outstanding shares, may be sold pursuant to this registration statement. Such sales may cause our stock price to decline. Our officers and directors and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and rule 144 regulations.

The Price You Pay In This Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in this offering will fluctuate based on the prevailing market price of the common stock on the OTCBB. Accordingly, the price you pay in this offering may be higher or lower than the prices paid by other people participating in this offering.

Our Common Stock Is Deemed To Be “Penny Stock,” Which May Make It More Difficult For Investors To Sell Their Shares Due To Suitability Requirements

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the Securities Exchange Act of 1934, as amended (the “1934 Act”). Penny stocks are stocks:

•	With a price of less than $5.00 per share;
•	That are not traded on a “recognized” national exchange;
•	Whose prices are not quoted on the Nasdaq automated quotation system;
•	Nasdaq stocks that trade below $5.00 per share are deemed a “penny stock” for purposes of Section 15(b)(6) of the 1934 Act;
•

In issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

FORWARD-LOOKING STATEMENTS

Information included or incorporated by reference in this prospectus may contain forward-looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from the future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology.

This prospectus contains forward-looking statements, including statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis or Plan of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur.

SELLING STOCKHOLDERS

The following table presents information regarding the selling stockholders. The selling shareholders are the entities who have assisted in or provided financing to the Company. A description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Stockholder	Shares Beneficially Owned Before Offering(1)	Percentage of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Sold In The Offering	Percentage of Outstanding Shares Beneficially Owned After The Offering
Dr. Michael T. Dent	2,857,992	10.66%	123,523	10.25%
Steven C. Jones(4)	14,755,172	49.34%	600,798	47.99%
George G. O’Leary(3	100,000	1.13%	100,000	*
Aspen Select Healthcare, LP	13,553,279	45.36%	175,679	45.04%
The Craigmore Corporation Defined Benefit Pension Plan(5)	360,350	1.37%	300,000	1.54%
National Investor Services Corp. FBO Lynn N. Edelman IRA Account(6)	400,000	1.52%	200,000	*
Stillman Limited Partnership(7)	239,200	*	200,000	*
White Financial Money Purchase Plan(8)	200,000	*	100,000	*
Total	19,112,714		1,800,000	61.45%

*	Less than 1%.
(1)

Applicable percentage of ownership is based on 26,328,365 shares of common stock outstanding as of July 26, 2006 together with securities exercisable or convertible into shares of common stock within 60 days of July 26, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations. Percentage computation is for form purposes only.

The following information contains a description of each selling shareholder’s relationship to the Company and how each selling shareholder acquired the shares to be sold in this offering is detailed below. None of the selling stockholders have held a position or office, or had any other material relationship, with the Company, except as follows:

Shares Acquired By The Selling Shareholders In Transactions With The Company

•

Dr. Michael T. Dent. In June 2001, we issued 2,385,000 founders shares to Dr. Dent, a director of the Company, in connection with his formation of the Company. Dr. Dent is the Chairman of our Board. We are registering 123,523 of such founder’s shares in this offering.

•

Steven C. Jones. In April 2003, we conducted a private placement to Aspen Select Healthcare and its affiliates in which we received net proceeds of $114,271 (after deducting certain transaction expenses) through the issuance of 13,927,062 shares of common stock. Mr. Steven Jones acts as Managing Member of Medical Venture Partners, LLC, which is the general partner of Aspen Select Healthcare. In the April 2003 transaction, Mr. Jones purchased 1,541,261 shares in his own name, of which 366,666 were subsequently transferred to other entities. We are registering 600,798 shares of Mr. Jones’ remaining shares in this offering.

•

George O’Leary. Mr. O’Leary received the options to purchase 100,000 options of our common share pursuant to an Assignment Agreement, dated May 26, 2006, by and between Mr. O’Leary and The Craigmore Corporation Defined Benefit Pension Plan (the “Craigmore Corporation”). The Craigmore

Corporation acquired options to purchase 400,000 shares of our common stock pursuant to that certain Stock Option Agreement, dated July 9, 2004 (the “2004 Stock Option Agreement”), by and among the MVP 3 LP, a Delaware limited partnership (the predecessor to Aspen Select Healthcare) and certain entities, including The Craigmore Corporation (collectively, the “Option Holders”).

•

Aspen Select Healthcare LP. In April 2003, we conducted a private placement to Aspen Select Healthcare, LP and its affiliates in which we received net proceeds of $114,271 (after deducting certain transaction expenses) through the issuance of 13,927,062 shares of common stock. In the April 2003 transaction, Aspen Select Healthcare purchased 9,303,279 shares, of which 1,300,000 were subsequently transferred to other entities, including 900,000 shares transferred pursuant to the 2004 Stock Option Agreement. All investment decisions of Aspen Select Healthcare are made by Mr. Steven Jones, a Director of the Board. We are registering 175,679 shares in this offering.

•

The Craigmore Corporation Defined Benefit Pension Plan. The Craigmore Corporation received options to purchase 400,000 shares of our common stock pursuant to the 2004 Stock Option Agreement. Pursuant to that certain Assignment Agreement, dated May 26, 2006, the Craigmore Corporation assigned options to purchase 100,000 of its option shares to Mr. George O’Leary, a member of our Board of Directors. Pursuant to that certain Registration Right Agreement, dated July 9, 2004 (the “2004 Registration Rights Agreement”), by and between us and the Option Holders, we are obligated to register these shares provided that a demand for registration has been made after December 31, 2005, by at least fifty-percent of the holders. The Craigmore Corporation, along with the other Option Holders, exercised their demand rights in May 2006. All investment decisions of The Craigmore Corporation are made by its Trustee, Gary L. Shapiro. We are registering 300,000 shares in this offering.

•

National Investor Services Corp. National Investor Services Corp received options to purchase 200,000 shares of our common stock pursuant to the 2004 Stock Option Agreement. Pursuant to the 2004 Registration Right Agreement, we are obligated to register these shares provided that a demand for registration has been made after December 31, 2005, by at least fifty-percent of the holders. National Investor Services Corp., along with the other Option Holders, exercised their demand rights in May 2006. All investment decisions of National Investor Services Corp. with respect to this account are made by Lynn N. Edelman. We are registering 200,000 shares in this offering.

•

Stillman Limited Partnership. Stillman Limited Partnership received options to purchase 200,000 shares of our common stock pursuant to the 2004 Stock Option Agreement. Pursuant to the 2004 Registration Right Agreement, we are obligated to register these shares provided that a demand for registration has been made after December 31, 2005, by at least fifty-percent of the holders. Stillman Limited Partnership, along with the other Option Holders, exercised their demand rights in May 2006. All investment decisions of Stillman Limited Partnership are made by its General Partner, Andrew Stillman. We are registering 200,000 shares in this offering.

•

White Financial Money Purchase Plan. White Financial Money Purchase Plan received options to purchase 100,000 shares of our common stock pursuant to the 2004 Stock Option Agreement. Pursuant to the 2004 Registration Right Agreement, we are obligated to register these shares provided that a demand for registration has been made after December 31, 2005, by at least fifty-percent of the holders. White Financial Money Purchase Plan, along with the other Option Holders, exercised their demand rights in May 2006. All investment decisions of White Financial Money Purchase Plan are made by its Trustee, Kevin White. We are registering 100,000 shares in this offering.

With respect to the sale of unregistered securities referenced above, all transactions were exempt from registration pursuant to Section 4(2) of the 1933 Act and Regulation D promulgated under the 1933 Act. In each instance, the purchaser had access to sufficient information regarding the Company so as to make an informed investment decision. More specifically, we had a reasonable basis to believe that each purchaser was an “accredited investor” as defined in Regulation D of the 1933 Act and otherwise had the requisite sophistication to make an investment in our securities.

USE OF PROCEEDS

This prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling stockholders. There will be no proceeds to us from the sale of shares of common stock in this offering.

PLAN OF DISTRIBUTION

The selling stockholders have advised us that the sale or distribution of Our common stock owned by the selling stockholders may be effected directly to purchasers by the selling stockholders or by pledgees, transferees or other successors in interest, as principals or through one or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any transferees and pledges will be identified by a post-effective amendment to the accompanying registration statement. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by a selling stockholder or by agreement between a selling stockholder and underwriters, brokers, dealers or agents, or purchasers. If the selling stockholders effect such transactions by selling their shares of our common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved). Any brokers, dealers or agents that participate in the distribution of the common stock may be deemed to be underwriters, and any profit on the sale of common stock by them and any discounts, concessions or commissions received by any such underwriters, brokers, dealers or agents may be deemed to be underwriting discounts and commissions under the Securities Act.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling stockholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling stockholders are registered to sell securities in all fifty states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or have been deemed exemptive securities pursuant to an exemption from registration or qualification under the laws of such state.

Our common stock is deemed to be “penny stock” as that term is defined in Rule 3a51-1 promulgated under the 1934 Act. Penny stocks are stock: (i) with a price of less than $5.00 per share; (ii) that are not traded on a “recognized” national exchange; (iii) whose prices are not quoted on the NASDAQ automated quotation system (NASDAQ listed stock must still have a price of not less than $5.00 per share); or (iv) in issuers with net tangible assets less than $2.0 million (if the issuer has been in continuous operation for at least three years) or $5.0 million (if in continuous operation for less than three years), or with average revenues of less than $6.0 million for the last three years.

Broker/dealers dealing in penny stocks are required to provide potential investors with a document disclosing the risks of penny stocks. Moreover, broker/dealers are required to determine whether an investment in a penny stock is a suitable investment for a prospective investor. These requirements may reduce the potential market for our common stock by reducing the number of potential investors. This may make it more difficult for investors in our common stock to sell shares to third parties or to otherwise dispose of them. This could cause our stock price to decline.

We will pay fifty percent of the expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. The remaining fifty percent of the costs will be borne by the selling stockholders which are parties to the Stock Options Agreement, dated July 9, 2004. We estimate that the expenses of the offering to be borne by us will be approximately $35,000. The estimated offering expenses consist of: a SEC registration fee of $200, printing expenses of $1,000, accounting fees of $3,000, legal fees of $30,000 and miscellaneous expenses of $800. We will not receive any proceeds from the sale of any of the shares of common stock by the selling stockholders.

The selling stockholders are subject to applicable provisions of the 1934 Act, as amended, and its regulations, including, Regulation M. Under Regulation M, the selling stockholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling stockholders are distributing shares covered by this prospectus. Pursuant to the requirements of Item 512 of Regulation S-B and as stated in Part II of this Registration Statement, we must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The following discussion of the financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto. The following discussion contains certain forward-looking statements that involve risk and uncertainties. Our actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties related to the need for additional funds, the rapid growth of the operations and our ability to operate profitably after the initial growth period is completed. We undertake no obligation to publicly release the results of any revisions to those forward-looking statements that may be made to reflect any future events or circumstances.

Critical Accounting Policies And Estimates

The preparation of financial statements in conformity with United States generally accepted accounting principles  requires our management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Our management routinely makes judgments and estimates about the effects of matters that are inherently uncertain.

Our critical accounting policies are those where we have made difficult, subjective or complex judgments in making estimates, and/or where these estimates can significantly impact our financial results under different assumptions and conditions. Our critical accounting policies are:

•	Revenue Recognition
•	Accounts Receivable

Revenue Recognition

Net revenues are recognized in the period when tests are performed and consist primarily of net patient revenues that are recorded based on established billing rates less estimated discounts for contractual allowances principally for patients covered by Medicare, Medicaid and managed care and other health plans. These revenues also are subject to review and possible audit by the payers. We believe that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. There are no known material claims, disputes or unsettled matters with any payers that are not adequately provided for in the accompanying consolidated financial statements.

Accounts Receivable

We record accounts receivable net of estimated and contractual discounts. We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payer. Bad debts are charged off to the allowance account at the time they are deemed uncollectible.

Recent Accounting Pronouncements

SFAS 123(R) ‘Share-Based Payments’

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement Number 123 (“FAS 123(R)”), Share-Based Payments, which is effective for the reporting period beginning on January 1, 2006. The statement will require us to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We have the option to either apply FAS 123 (R) on a modified prospective method or to restate previously issued financial statements, and chose to utilize the modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The impact of adopting this statement is expected to increase our expense by approximately $30,000 in 2006.

SFAS 155 – ‘Accounting For Certain Hybrid Financial Instruments—An Amendment Of FASB Statements No. 133 And 140’

In February 2006, the FASB issued this Statement, which amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

a.             Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.

b.            Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.

c.             Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.

e.             Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

We are currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on our financial statements.

SFAS 154 ‘Accounting Changes And Error Corrections--A Replacement Of APB Opinion No. 20 And FASB Statement No. 3’

In May 2005, the FASB issued Statement No. 154. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It will only affect our financial statements if we change any of our accounting principles. At this time, no such changes are contemplated or anticipated.

SFAS 153 ‘Exchanges Of Nonmonetary Assets An Amendment Of APB Opinion No. 29’

In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to being measured at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement did not have a material impact on our financial statements.

SFAS 151 ‘Inventory Costs--An Amendment Of ARB No. 43, Chapter 4’

Issued by the FASB in November 2004, this Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and re-handling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of this statement are effective for inventory costs incurred during fiscal periods beginning after June 15, 2005. The adoption of this statement did not have a material impact on our financial statements.

In December 2004, the FASB issued Statement Number 123 (“FAS 123(R)”), Share-Based Payments, which is effective for the reporting period beginning on January 1, 2006. The statement will require us to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We have the option to either apply FAS 123(R) on a modified prospective method or to restate previously issued financial statements, and chose to utilize the modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The impact of adopting this statement is $30,156 in 2006.

FIN 47 ‘Accounting For Conditional Asset Retirement Obligations – An Interpretation Of FASB Statement No. 143’

FASB Interpretation No. 47, issued in March 2005, clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal condition to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (our fiscal year ended December 31, 2005). Adoption of this Interpretation did not have any material impact on our financial statements.

FIN 46(R) ‘Consolidation Of Variable Interest Entities--An Interpretation Of ARB No. 51’

In December 2003, FASB Interpretation No. 46(R) was issued. This Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which replaces FIN 46, Consolidation of Variable Interest Entities, addresses consolidation by business enterprises of variable interest entities, which have one or more of the following characteristics:

1.             The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders.

2.             The equity investors lack one or more of the following essential characteristics of a controlling financial interest:

a.             The direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights.

b.	The obligation to absorb the expected losses of the entity.
c.	The right to receive the expected residual returns of the entity.

3.             The equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

The adoption of FIN 46(R) had no effect on our financial statements.

Results of Operations

Results Of Operations For The Three And Six Months Ended June 30, 2006 Compared To The Three And Six Months Ended June 30, 2005

Revenue

For the three months ended June 30, 2006 our revenues increased 413% to approximately $1,767,500 from approximately $344,900 in 2005. This was the result of a 353% increase in testing volume and a 13% increase in average revenue per test. For the six months ended June 30, 2006 our revenues increased 441% to approximately $3,111,300 from approximately $575,100 in 2005. This was the result of an increase in testing volume of 397% and a 9% increase in revenue per test. This volume increase is the result of wide acceptance of our bundled testing product offering and our industry leading turnaround times resulting in new customers. This increase in revenue per test is a direct result of restructuring arrangements with lower revenue per test and pricing policies with new customers.

Cost of Revenue

For the three months ended June 30, 2006 our cost of revenue increased 298% to approximately $725,800 from approximately $182,400 in 2005. This was the result of the 353% increase in testing volume and is explained primarily as follows:

•	Increase of approximately 279% in employee and contract labor related costs
•	Increase of approximately 282% in supply costs; and
•	Increase of approximately 312% in postage and delivery costs

For the six months ended June 30, 2006 our cost of revenue increased 275% to approximately $1,302,600 from approximately $347,000 in 2005. This was the result of the 397% increase in testing volume and is explained primarily as follows:

•	Increase of approximately 226% in employee and contract labor related costs
•	Increase of approximately 414% in supply costs; and
•	Increase of approximately 323% in postage and delivery costs

Gross Profit

As a result of the revenue and cost of revenue our gross profit percentage for the three months ended June 30, 2006 increased to 59% from 47% for the three months ended June 30, 2005. The gross profit percentage for the six months ended June 30, 2006 increased to approximately 58% from approximately 40% for the six months ended June 30, 2005.

Selling, General and Administrative Expenses

During the three months ended June 30, 2006, our selling, general and administrative expenses increased by approximately 175% to approximately $802,100 from approximately $291,800 in the three months ended June 30, 2005. For the six months ended June 30, 2006, our selling, general and administrative expenses increased by approximately 155% to approximately $1,392,800 from approximately $545,400 in the three months ended June 30, 2005. This increase was primarily as a result of higher personnel and personnel-related expenses associated with increased levels of volumes as described above and a 157% increase in headcount. Selling, general and administrative expenses include all of our overhead and technology expenses as well as the cost of our management and sales personnel.

Interest Expense

Interest expense for the three months ended June 30, 2006 increased approximately 51% to approximately $78,300 from approximately $52,000 for the three months ended June 30, 2005. Interest expense for the six months ended June 30, 2006 increased approximately 87% to approximately $148,200 from approximately $79,200 for the six months ended June 30, 2005. Interest expense is mainly comprised of interest payable on advances under our Credit Facility from Aspen, which have increased as a result of our increased borrowing to fund operations.

Net Income

As a result of the foregoing, our net income for the three months-ended June 30, 2006 increased approximately $342,600 to approximately $161,300 from a loss of approximately $181,400 during the three months-ended June 30, 2005. For the six months-ended June 30, 2006 net income increased approximately $664,200 to approximately $267,700 from a loss of approximately $396,500 during the six months-ended June 30, 2005.

Results Of Operations For The Year Ended December 31, 2005 Compared To The Year Ended December 31, 2004

During the fiscal year ended December 31, 2005, our revenues increased by $1,327,000 (approximately 238%) to $1,885,000 from $558,000 during the fiscal year ended December 31, 2004, primarily as a result of attracting new customers to our services and increasing the volume of services sold to existing customers. During 2005, our cost of revenue increased approximately 106% to $1,188,000 from $577,000 in 2004, primarily as a result of additional costs associated with hiring more laboratory personnel to support our increased testing volumes as well as increased costs from opening new lines of business. This resulted in a gross margin of approximately $697,000 in 2005 versus a gross margin (deficit) of approximately $19,000 for 2004. In percentage terms, our gross margin deficit increased from negative 3% of revenue in 2004 to 37% of revenue in 2005. This increase in gross margin was largely a result of completing an additional 2,197 tests in 2005 and the economies of scales related to such higher volumes.

During 2005, our general and administrative expenses increased by $786,000 (approximately 110%) to $1,497,000 from approximately $711,000 in 2004, primarily as a result of higher personnel related expenses associated with increased levels of staffing (an increase of 16 people from December 31, 2004) including the hiring of our senior management team. The increase for 2005 also included one-time expenses of $50,000 for an impairment of asset charge related to a write down of a mass spectrometer, approximately $47,000 for the recruiting fees associated with hiring our senior management team, and approximately $26,000 for the implementation of our Laboratory Information System (“LIS”). General and administrative expenses include all of our overhead and technology expenses as well as the cost of our management and sales personnel.

Interest expense increased approximately 121% during 2005 to $197,000 from $89,000 in 2004. Interest expense is mainly comprised of interest payable on advances from our credit facility from Aspen Select Healthcare, which increased in 2005 to fund our operating losses and working capital needs. During 2005 approximately $40,500 of such interest expense was non-cash as it resulted from the amortization of the Credit Facility discount, which resulted from the allocation of part of the proceeds received to the warrants issued in conjunction with the Aspen Credit Facility.

As a result of the foregoing, our net loss increased by approximately 22% or $178,000 to $997,000 in 2005 from $819,000 in 2004.

During the year ended December 31, 2005, our average revenue per customer requisition increased by approximately 29% to $632 from $489 in 2004, primarily as a result of performing more tests per customer requisition in 2005 than we did in 2004. Our average revenue per test decreased by approximately 5% to $461 from $484 in 2004 primarily as a result of an increase in the percentage of lower priced tests into our overall testing mix. Revenues per test are a function of both the nature of the test and the payer (Medicare, Medicaid, third party insurer, institutional client etc.). Our policy is to record as revenue the amounts that we expect to collect based on published or contracted amounts and/or prior experience with the payer. We have established a reserve for uncollectible amounts based on estimates of what we will collect from a) co-payments directly from patients, and b) those procedures that are not covered by insurance or other third party payers. On December 31, 2005, our Allowance for Doubtful Accounts was approximately $37,800.

Liquidity And Capital Resources

2005

During the fiscal year ended December 31, 2005, our operating activities used approximately $902,000 in cash compared to $658,000 used in 2004. This amount primarily represented cash used to pay the expenses associated with our operations as well as fund our working capital needs. We also spent approximately $118,000 and $86,000 on new equipment in 2005 and 2004, respectively. We were able to finance operations and equipment purchases primarily through net advances on our Aspen Credit Facility and through sales of our common stock. This resulted in net cash from financing activities of approximately $918,000 and $832,000 in 2005 and 2004, respectively. At December 31, 2005 we had cash or cash equivalents of approximately $11,000.

On January 3, 2005, we issued 27,288 shares of common stock under the Company’s 2003 Equity Incentive Plan to two of our employees in satisfaction of $6,822 of accrued, but unpaid vacation.

During the period from January 1, 2005 to May 31, 2005, we sold 522,382 shares of our common stock in a series of private placements at $0.30 per share and $0.35 per share to unaffiliated third party investors. These transactions generated net proceeds to us of approximately $171,000.

On March 23, 2005, we entered into an agreement with Aspen Select Healthcare to refinance our existing indebtedness of $740,000 and provide for additional liquidity of up to $760,000 to the Company. Under the terms of the agreement, Aspen Select Healthcare, made available up to $1.5 million of debt financing in the form of a revolving credit facility (the “Aspen Credit Facility”) with an initial maturity of March 31, 2007. Aspen Select Healthcare is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a Steven C. Jones, a member of our Board of Directors. As part of this transaction, we issued a five year warrant to Aspen to purchase up to 2,500,000 shares of common stock at an initial exercise price of $0.50 per share, all of which are currently vested. Steven C. Jones, our Acting Principal Financial Officer and a Director, is the general partner of Aspen Select Healthcare.

On June 6, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, we may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay us 98% of the lowest volume weighted average price of our common stock as quoted by Bloomberg, LP on the OTCBB or other principal market on which our common stock is traded for the five days immediately following the notice date. The total number of shares issued to Cornell Capital Partners under each advance request will be equal to the total dollar amount of the advance request divided by the purchase price determined during the five day pricing period. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement as a transaction fee. Cornell Capital Partners’ obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including us maintaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $750,000 per weekly advance. The amount and timing of all advances under the Standby Equity Distribution Agreement are at our discretion and we are not obligated to issue and sell any securities to Cornell Capital Partners, unless and until it decides to do so. Upon execution of the Standby Equity Distribution Agreement, Cornell Capital Partners received 381,888 shares of our common stock as a commitment fee under the Standby Equity Distribution Agreement. We also issued 27,278 shares of our common stock to Spartan Securities under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On July 1, 2005, we issued 14,947 shares of our common stock under the Company’s 2003 Equity Incentive Plan to two employees of the Company in satisfaction of $4,933 of accrued, but unpaid vacation.

On August 29, 2005, we requested a $25,000 advance on our Standby Equity Distribution Agreement with Cornell Capital Partners. The advance was completed on September 8, 2005 and resulted in the sale of 63,776 shares of common stock. Our net proceeds were $23,250 after deducting $1,250 in fees to Cornell Capital Partners and a $500 escrow agent fee to Yorkville Advisors.

On December 10, 2005, we requested a $50,000 advance on our Standby Equity Distribution Agreement with Cornell Capital Partners. The advance was completed on December 18, 2005 and resulted in the sale of 241,779 shares of common stock. Our net proceeds were $47,000 after deducting $2,500 in fees to Cornell Capital Partners and a $500 escrow agent fee to Yorkville Advisors.

2006

On January 18, 2006, we entered into the Aspen Agreement with Aspen Select Healthcare, which provided, among other things, that (a) Aspen Select Healthcare waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to a SKL in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26 per share; (b) Aspen Select Healthcare would have the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20 per share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of the our common stock at an exercise price of $0.26 per share in connection with such purchase (the “Equity Purchase Rights”); (c) in the event that Aspen Select Healthcare did not exercise its Equity Purchase Rights in total, we had the right to sell the difference to SKL at terms no more favorable than Aspen Select Healthcare’s Equity Purchase Rights; (d) Aspen Select Healthcare and we would amend the certain Loan Agreement between the parties to extend the maturity date until September 30, 2007 and enter into the Aspen Credit Facility Amendment; (e) Aspen Select Healthcare would have the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to us under the Aspen Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26 per share; (f) we agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares were vested and the exercise price per share of such warrants was reset to $0.31 per share; and (g) we agreed to amend the certain Registration Rights Agreement between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen Select Healthcare in connection with the Equity Purchase Rights or the New Debt Rights.

During the period from January 18 to January 21, 2006, we entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 we entered into a subscription agreement (the “Subscription”) with SKL, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of our common stock at a purchase price of $0.20 per share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, we also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26 per share. SKL has no previous affiliation with us.

On March 14, 2006, Aspen exercised its Equity Purchase Rights and we issued to Aspen 1,000,000 restricted shares of common stock at a purchase price of $0.20 per share for $200,000. In connection with this transaction, we also issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

Also on March 30, 2006, Aspen Select Healthcare exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement, dated January 18, 2006. As part of the Credit Facility Amendment, we have the right, but not the obligation, to borrow an additional $200,000 from Aspen Select Healthcare. In connection with Aspen making such debt capital available to us, we issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

During the six months ended June 30, 2006, our operating activities used approximately $255,700 in cash. This amount primarily resulted from cash tied-up in receivables as a result of increased revenues and to a lesser extent cash used to pay the expenses associated with our operations as well as fund our working capital needs. We also spent approximately $238,700 on new equipment. We were able to finance operations and equipment purchases primarily through the sale of equity securities which provided approximately $613,600 and to a lessor extent with borrowings on the Aspen credit facility during the six months ended June 30, 2006. At June 30, 2006, we had cash and cash equivalents of approximately $274,400.

At the present time, we anticipate that based on our current business plan, operations and the financing package we announced in January 2006 that we have sufficient cash to become profitable and further manage our business for at least the next 12 months. This estimate of our cash needs does not include any additional funding which may be required for growth in our business beyond that which is planned, strategic transactions or acquisitions. To the extent we need additional capital beyond our current cash resources, the amended Aspen Credit Facility allows us to draw an additional $100,000 and we still have $4,872,000 of availability under our Standby Equity Distribution Agreement with Cornell Capital Partners. In the event that we grow faster than we currently anticipate or we engage in strategic transactions or acquisitions and our cash on hand and availability under our Credit Facility and Standby Equity Distribution Agreements is not sufficient to meet our financing needs, we may need to raise additional capital from other resources. In such event, we may not be able to obtain such funding on attractive terms or at all and we may be required to curtail its operations.

Capital Expenditures

We currently forecast capital expenditures for the coming year in order to execute on our business plan. The amount and timing of such capital expenditures will be determined by the volume of business, but we currently anticipate that we will need to purchase approximately $300,000 to $500,000 of additional capital equipment during the next twelve months. We plan to fund these expenditures through borrowings under our Aspen Credit Facility and through traditional lease financing from equipment lessors. If we are unable to obtain such funding, we will be required to curtail our equipment purchases, which may have an impact on our ability to generate revenues.

DESCRIPTION OF BUSINESS

NeoGenomics was founded by Dr. Michael T. Dent in June of 2001. Dr. Dent is the founder and primary physician of an OB/GYN practice in Southwest Florida. In November of 2001, we became a publicly-traded company by reverse merging into American Communications Enterprises, Inc, which was a shell corporation at the time. During 2002, we assembled our initial staff and began clinical testing operations. In 2003, we obtained new venture capital sponsorship through Medical Venture Partners, LLC, a related entity, and moved to a much larger, state-of-the art laboratory facility in Fort Myers, Florida. In January 2005, we hired our President, Robert Gasparini. Mr. Gasparini has considerable experience in building genetic and molecular laboratory companies.

We operate a cancer genetics laboratory that is targeting the rapidly growing genetic and molecular testing segment of the medical laboratory market. We operate in two laboratory locations: the first location is in Fort Myers, Florida and the second is in Nashville, Tennessee. We currently offer the following types of testing services to oncologists, pathologists, urologists, hospitals, and other laboratories that do not perform genetic testing throughout the United States: a) cytogenetics testing, which analyzes human chromosomes, b) Fluorescence In-Situ Hybridization (FISH) testing which analyzes abnormalities at the gene level, c) flow cytometry testing services, which analyzes clusters of differentiation on cell surfaces and d) molecular testing which involves testing DNA and other molecular structures to screen for and diagnose single gene disorders. All of these testing services are widely used in the diagnosis of various types of cancer. Our common stock is listed on the NASDAQ Over-the-Counter Bulletin Board (the “OTCBB”) under the symbol “NGNM.OB”

We believe the genetic and molecular testing segment of the medical laboratory industry is the most rapidly growing segment of the market. Approximately five years ago, the World Health Organization reclassified cancers as being genetic anomalies. This growing awareness of the genetic root behind most cancers combined with advances in technology and genetic research, including the complete sequencing of the human genome, have made possible a whole new set of tools to diagnose and treat diseases. We believe this has opened up a vast opportunity for laboratory companies that are positioned to address this growing market segment.

The medical testing laboratory market can be broken down into three primary segments:

•	clinical lab testing,
•	anatomic pathology testing, and
•	genetic/molecular testing.

Clinical labs typically are engaged in high volume, high automation tests on blood and urine. Clinical lab tests often involve testing of a less urgent nature, for example, cholesterol testing and testing associated with routine physical exams. This type of testing yields relatively low average revenue per test. AP testing involves evaluation of tissue, as in surgical pathology, or cells as in cytopathology. The most widely known AP tests are Pap smears, skin biopsies, and tissue biopsies. AP tests are typically more labor and technology intensive than clinical lab tests and thus typically have higher average revenue per test than clinical lab tests.

Genetic/molecular testing typically involves analyzing chromosomes, genes or base pairs of DNA for disorders. Whereas anatomic pathology testing is focused from the cell surface outward, genetic and molecular testing is focused from the cell surface inward. Both genetic and molecular testing have become important and highly-accurate diagnostic tools over the last five years. New tests are being developed rapidly, thus this market segment is expanding rapidly. Genetic/molecular testing requires very specialized equipment and credentialed individuals (typically MD or PhD level) to certify the results and typically yields the highest average revenue per test of the three market segments. Up until about five years ago, the genetic/molecular segment was considered to be part of the AP segment, but given its rapid growth, many industry veterans now break genetic/molecular testing out into its own segment.

The following chart shows the differences between the genetic/molecular segment and other segments of the medical laboratory industry.

COMPARISON OF THE MEDICAL LABORATORY MARKET SEGMENTS (1)

Attributes	Clinical	Anatomic Pathology	Genetic/Molecular

Testing Performed On

Testing Volume

Physician Involvement
Malpractice Ins. Required

Other Professionals Req.

Level of Automation

Diagnostic in Nature

Types of Diseases Tested

Typical Revenue Per Test

Estimated Size of Market

Estimated Growth Rate

	Blood, Urine High Low Low None High Usually Not Many Possible $5 - $35/Test $25 - $30 Billion 4.0 -5.0%	Tissue/Cells Low High - Pathologist High None Low-Moderate Yes Typically Cancer $25 - $500/Test $10.0 - $12.0 Billion 6.0 – 7.0% Annually	Chromosomes/Genes/DNA Low Low - Medium Low Cyto/Molecular geneticist Moderate Yes Rapidly Growing $200 - $1,000/Test $3.0 - $4.0 Billion (2) 25.0+% Annually
Established Competitors	Quest Diagnostics LabCorp Bio Reference Labs DSI Laboratories Hospital Labs Regional Labs	Quest Diagnostics LabCorp Genzyme Genetics Ameripath Local Pathologists	Genzyme Genetics Quest Diagnostics LabCorp Major Universities

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(1)	Derived from industry analyst reports and Company estimates.
(2)	Includes flow cytometry testing, which historically has been classified under Anatomic Pathology testing.

Our primary focus is on the oncology market. We target oncologists that perform bone marrow sampling and treat patients with leukemia, lymphoma and other forms of cancer as well as urologists that treat patients with bladder cancer. Historically, our clients were predominantly located in Florida. Beginning in January 2005, based on the experience of our new President, we began targeting large institutional clients throughout the United States. This was successful and we landed several clients outside of the State of Florida. During the third quarter of 2005 we began testing for cervical, breast and bladder cancer. Our bladder cancer program focused around the UroVysion test has grown significantly since it started in the third quarter of 2005. As we grow, we anticipate offering additional tests that broaden our focus from genetic and molecular testing to more traditional types of anatomic pathology testing that are complementary to our current test offerings.

We compete in the marketplace based on the quality and accuracy of our test results, our turn-around times and our ability to provide after-test support to those physicians requesting consultation. We believe our average 3 - 5 days turn-around time on oncology-related cytogenetics tests is helping to increase the usage patterns of cytogenetics tests by our referring oncologists and hematopathologists. Based on empirical data, we believe that cytogenetics labs typically have 7 - 14 days turn-around times on average with some labs running as high as 21 days. Traditionally, longer turn-around times for cytogenetics tests have resulted in fewer tests being ordered since there is an increased chance that the test results will not be returned within an acceptable diagnostic window when other adjunctive diagnostic test results are available. We believe our turn-around times result in our referring physicians requesting more of our testing services in order to augment or confirm other diagnostic tests, thereby giving us a significant competitive advantage in marketing our services against those of other competing laboratories.

We have an opportunity to add additional types of tests to our product offering. We believe that by doing so we may be able to capture increases in our testing volumes through our existing customer base as well as more easily attract new customers via the ability to bundle our testing services more appropriately to the needs of the market. Until December 2004, we only performed one type of test, cytogenetics, in-house, which resulted in only one test being performed per customer requisition for most of fiscal year ended 2004 and average revenue per requisition of approximately $490 in fiscal year ended 2004. In December 2004, we added FISH testing to our product offering, and in February 2005, we began offering flow cytometry testing services. With the addition of these two new testing platforms, our average revenue/requisition increased by 35.6% in fiscal year ended 2005 to approximately $632/requisition. This trend continued into the first half of fiscal year ended 2006 with average revenue/requisition increasing to $704/requisition. We believe that we can continue to increase our average revenue per customer requisition with the addition of additional testing platforms and more focused marketing.

	For the Six Months Ended June 30, 2006	For the Six Months Ended June 30, 2005	% Inc (Dec)	For the Three Months Ended June 30, 2006	For the Three Months Ended June 30, 2005	% Inc (Dec)
Requisitions Received (Cases)	4,420	970	355.7%	2,472	593	316.9%
Number of Tests Performed	6,139	1,235	397.1%	3,475	768	352.5%
Avg. # of Tests/Requisition	1.389	1.273	9.4%	1.406	1.295	8.5%

Total Testing Revenue	$3,111,292	$ 575,080	441.1%	$1,767,492	$344,888	412.5%
Avg. Revenue/Requisition	$ 703.91	$ 592.86	18.7%	$ 715.00	$581.60	22.9%
Avg. Revenue/Test	$ 506.81	$ 465.65	8.8%	$ 508.63	$ 449.07	13.3%

We believe our strategy of bundling complementary types of tests together to better service the needs of our clients will continue to drive increases in our revenue and afford the Company significant synergies and efficiencies in our operations and sales and marketing activities. For instance, initial testing for most hematological cancers may yield total revenue ranging from approximately $1,700 to $2,800 per case and is generally comprised of one or more of the following tests: cytogenetics, FISH, flow cytometry, and morphology testing. Whereas in the fiscal year ended 2004, we only addressed approximately $500 of this potential revenue per case, we now address approximately $1,200 to $1,900 of this potential revenue per case.

Avg. Rev./Test
Cytogenetics	$400-$600
Fluorescence In Situ Hybridization (FISH)	$400-$600
Flow Cytometry
- Technical component	$400-$700
- Professional component	$100-$200
Morphology	$400-$700
Total	$1,700-$2,800

Business Of NeoGenomics

Services

We currently offer four types of testing services: cytogenetics testing, flow cytometry testing, FISH testing, and molecular testing.

Cytogenetics Testing. Cytogenetics testing involves analyzing chromosomes taken from the nucleus of cells and looking for abnormalities in a process called karyotyping. A karyotype evaluates the entire 46 human chromosomes by number and banding patterns to identify abnormalities associated with disease. In cytogenetics testing, we typically analyze the chromosomes of 20 different cells. Examples of cytogenetic testing include bone marrow testing to diagnose various types of leukemia and lymphoma, and amniocentesis testing of pregnant women to diagnose genetic anomalies such as Down syndrome in a fetus. Currently, we offer the following types of cytogenetics tests, each of which is performed on different types of biological samples: bone marrow tests to assist in the diagnosis of leukemia and lymphoma, peripheral blood tests and various other specialty tests.

Analogy. Cytogenetics provides the equivalent of a detailed picture of a neighborhood with 46 houses from 1000 feet up. Each house is analogous to a human chromosome.

We believe that historically cytogenetics testing by large national laboratories and other competitors has taken anywhere from 10 to 14 days on average to obtain a complete diagnostic report. We believe that as a result of this, many practitioners have refrained from ordering such tests because the results traditionally were not returned within an acceptable diagnostic window. We have designed our business operations in order to complete our cytogenetics tests for most types of biological samples and produce a complete diagnostic report and make it available electronically within 3 to 5 days. We believe these turnaround times are among the best in the industry. Furthermore, we believe that as we continue to demonstrate these turnaround times to customers and the awareness of the benefits of cytogenetics testing continues to increase, more and more practitioners will incorporate cytogenetics testing into their diagnostic regimes and thus drive incremental growth in our business.

Flow Cytometry Testing. Flow cytometry testing analyzes clusters of differentiation on cell surfaces. Most cancers have by-products which create clusters of differentiation on the cell surfaces that can then be traced back to a specific type of cancer. Flow cytometry is a method of separating blood into its different cell types. This methodology is used to determine what cell types within the blood of leukemia and cancer patients is abnormal. Flow cytometry is important in developing an accurate diagnosis and defining what treatment options are best for specific patients. Flow cytometry testing is performed using sophisticated lasers and will typically analyze over 100,000 individual cells in an automated fashion. Flow cytometry testing is highly complementary with cytogenetics and the combination of these two testing methodologies allows the findings from one test to complement the findings of the other test, which leads to an even more accurate diagnosis.

Analogy. Flow cytometry provides a snapshot of the shrubbery, walkways and trim around a single house from 500 feet up. The trim around the house is analogous to the cell surface markers.

FISH Testing. As an adjunct to traditional chromosome analysis, we offer FISH testing to expand the capabilities of routine chromosome analysis in cancer. FISH testing permits preliminary identification of the most frequently occurring numerical chromosomal abnormalities in a relatively rapid manner by looking at specific genes that are implicated in cancer. There are approximately 25,000 genes spread across the chromosomes in the nucleus of each cell. FISH testing allows us to look more closely at the functioning of approximately 2-10 of the specific genes associated with various types of cancers. FISH testing is typically performed on 100-200 cells. FISH was originally used as an additional staining method (the colorization of genes to highlight markers and abnormalities) for metaphase analysis (cells in a divided state after they are cultured), but is now being applied to interphase analysis (non, single cells). During the past 5 years, FISH testing has begun to demonstrate its considerable diagnostic potential. The development of molecular probes by using DNA sequences of differing sizes, complexity, and specificity, coupled with technological enhancements (direct labeling, multicolor probes, computerized signal amplification, and image analysis) make FISH a powerful investigative and diagnostic tool.

Analogy. FISH provides a close-up view of the doors and windows from one house on one street in that neighborhood. The doors and windows are analogous to a gene located on a chromosome. FISH allows us to see if a door is open (i.e., the gene is up-regulated) and it should be closed (i.e., the gene should be down-regulated).

Molecular Testing. Molecular testing involves testing DNA and other molecular structures to screen for and diagnose single gene disorders such as cystic fibrosis and Tay-Sachs disease as well as hematological cancers. There are approximately 1.0 – 2.0 million base pairs of DNA in each of the 25,000 genes located across the 46 chromosomes in the nucleus of every cell. Molecular testing allows us to look for variations in this DNA that are associated with specific types of diseases. Today there are molecular tests for about 500 genetic diseases. However, the majority of these tests remain available only to research laboratories and are only offered on a limited basis to family members of someone who has been diagnosed with a genetic condition. About 50 molecular tests are more widely available for clinical use. We currently provide these tests on an outsourced basis. We anticipate in the near future performing some of these tests within our facility as the number of requests we receive for these types of tests continues to increase and we expand our clinical staff. Molecular testing is a growing market with many new diagnostic tests being developed every year. We are committed to providing the latest and most accurate testing to its clients, where demand warrants it.

Analogy. Molecular testing provides the equivalent of a close-up view of the serial number on the lock of the front door of one house in the neighborhood as viewed under a magnifying glass. The serial number is analogous to a DNA sequence.

Target Markets And Customers

We initially targeted oncologists, pathologists and hospitals in southern and central Florida that perform bone marrow sampling. During 2005, we took steps to establish a national presence and also began marketing our services to urologists and other laboratories that did not offer our types of testing services. These strategies have allowed us to gain customers from around the country. We intend to continue to increase our testing volumes from customers around the U.S. in addition to continuing to grow our volumes from within the State of Florida. We market our services primarily through our direct salesforce. We plan to continue to increase the numbers of salespeople and the geographies in which we cover. We estimate our current and total potential market for Florida, the Southeastern United States and the entire United States as follows:

	Florida	Southeast U.S.	Total U.S.
Total Oncology Testing Market
Population over 55 years old (millions) (1)(2)	4.6	11.5	60.6
Total Cancer Testing Market ($, MMs) (3)	$ 583.7	$ 1,588.2	$ 8,208.2
Approx % of Market NGNM Currently Addresses (4)	45%	45%	45%
NGNM Current Addressable Market ($, MMs)	$ 262.7	$ 714.7	$ 3,693.7

______________

(1)	US Census Bureau estimates for 2002.
(2)	76% of all new cancers are reported in people age 55 or older. Source: American Cancer Society.
(3)	Company estimate.
(4)	NeoGenomics intends to increase the % of the overall market it can address by offering more types of tests.

Distribution Methods

We currently perform all of its genetic testing at our clinical laboratory facility located in Fort Myers, Florida, and then produce a report for the requesting practitioner. We currently out-source all of the molecular testing to third parties, but expects to begin bringing some of this testing in-house during the next few years.

Recent Developments

On April 18, 2006, our Operating Subsidiary entered into a certain Merger Agreement (the “Merger Agreement”), by and among Center for Cytogenetics, a Tennessee corporation (the “CFC”), and certain individuals who were the shareholders of CFC, pursuant to which Operating Subsidiary acquired CFC. CFC operates in Nashville, Tennessee. Through this acquisition, we consolidated our position in the private genetics industry, added to our acquiring capacity and faster growth potential, and we secured a second site to facilitate us mitigate the risk of weather-related phenomena common to Southwest Florida.

Competition

We are engaged in segments of the medical testing laboratory industry that are competitive. Competitive factors in the genetic and molecular testing business generally include reputation of the laboratory, range of services offered, pricing, convenience of sample collection and pick-up, quality of analysis and reporting and timeliness of delivery of completed reports.

Our competitors in the United States are numerous and include major medical testing laboratories and biotechnology research companies. Many of these competitors have greater financial resources and production capabilities. These companies may succeed in developing service offerings that are more effective than any that we have or may develop and may also prove to be more successful than we are in marketing such services. In addition, technological advances or different approaches developed by one or more of our competitors may render our products obsolete, less effective or uneconomical.

We estimate that the United States market for genetics and molecular testing is divided among approximately 300 laboratories, many of which offer both types of testing. Of this total group, less than 20 laboratories market their services nationally. We believe that the industry as a whole is still quite fragmented, with the top 20 laboratories accounting for approximately 50% of market revenues.

We intend to continue to gain market share by offering faster turnaround times and high-quality test reports and post test consultation services. In addition, we have a fully integrated and interactive virtual Lab Information System (“LIS”) that enables us to report real time results to customers in a secure environment.

Suppliers

We order our laboratory and research supplies from large national laboratory supply companies such as Fisher Scientific, Inc., Invitrogen and Beckman Coulter and do not believe any disruption from any one of these supplier would have a material effect on its business. We order the majority of our FISH probes from Abbott/Vysis and as a result of their dominance of that marketplace and the absence of any competitive alternatives if they were to have a disruption and not have inventory available it could have a material effect on our business. This risk cannot be completely offset due to the fact that Abbott/Vysis patent protection limits other vendors from supplying these probes.

Dependence On Major Customers

We currently market our services to other laboratories, major hospitals and doctor’s practices nationwide. During 2005, we performed 4,082 individual tests. Four customers represented approximately 65% of our volume with each party representing greater than 10% of our volume. In the event that we lost one of these customers we would potentially lose a significant percentage of our revenues. In 2004, one customer made up approximately 16% of our total volume.

Trademarks

Our ‘NeoGenomics’ logo has been trademarked with the United States Patent and Trademark Office.

Number Of Employees

As of July 26, 2006, we had 43 employees, all of which were full-time employees. In addition, our principal financial officer and our pathologist serve as our consultants on a part-time basis. None of our employees are represented by unions.

Government Regulation

Our business is subject to government regulation at the federal, state and local levels, some of which regulations are described under “Laboratory Operations,” “Anti-Fraud and Abuse,” “Confidentiality of Health Information,” “Food and Drug Administration” and “Other” below.

Laboratory Operations

Cytogenetics and, Molecular Testing. Our laboratory is located in the state of Florida. Our laboratory has obtained certification under the federal Medicare program, the Clinical Laboratories Improvement Act of 1967, as amended by the CLIA ’88 and the respective clinical laboratory licensure laws of the state of Florida, where such licensure is required. The Clinical Laboratories Improvement Act provides for the regulation of clinical laboratories by the U.S. Department of Health and Human Services. Regulations promulgated under the federal Medicare guidelines, the CLIA and the clinical laboratory licensure laws of the state of Florida affect our genetics laboratory.

The federal and state certification and licensure programs establish standards for the operation of medical laboratories, including, but not limited to, personnel and quality control. Compliance with such standards is verified by periodic inspections by inspectors employed by federal or state regulatory agencies. In addition, federal regulatory authorities require participation in a proficiency testing program approved by HHS for many of the specialties and subspecialties for which a laboratory seeks approval from Medicare or Medicaid and certification under CLIA `88. Proficiency testing programs involve actual testing of specimens that have been prepared by an entity running an approved program for testing by a laboratory.

A final rule implementing CLIA `88, published by HHS on February 28, 1992, became effective September 1, 1992. This rule has been revised on several occasions and further revision is expected. The CLIA `88 rule applies to virtually all clinical laboratories in the United States, including our laboratory. We have reviewed our operations as they relate to CLIA `88, including, among other things, the CLIA `88 rule’s requirements regarding laboratory administration, participation in proficiency testing, patient test management, quality control, quality assurance and personnel for the types of testing we undertake, and believe we are in compliance with these requirements. Our laboratory may not pass inspections conducted to ensure compliance with CLIA `88 or with any other applicable licensure or certification laws. The sanctions for failure to comply with CLIA `88 or state licensure requirements might include the inability to perform services for compensation or the suspension, revocation or limitation of the labs’ CLIA `88 certificate or state license, as well as civil and/or criminal penalties.

Regulation of Genetic Testing. In 2000, the Secretary of Health and Human Services Advisory Committee on Genetic Testing published recommendations for increased oversight by the Centers for Disease Control and the FDA for all

genetic testing. This committee continues to meet and discuss potential regulatory changes, but no additional formal recommendations have been issued.

With respect to genetic therapies, which may become part of our business in the future, in addition to FDA requirements, the National Institutes of Health has established guidelines providing that transfers of recombinant DNA into human subjects at NIH laboratories or with NIH funds must be approved by the NIH Director. The NIH has established the Recombinant DNA Advisory Committee to review gene therapy protocols. Although we do not currently offer any gene therapy services, if we decide to enter this business in the future, we would expect that all of our gene therapy protocols will be subject to review by the Recombinant DNA Advisory Committee.

Anti-Fraud And Abuse Laws

Existing federal laws governing Medicare and Medicaid, as well as some other state and federal laws, also regulate certain aspects of the relationship between healthcare providers, including clinical and anatomic laboratories, and their referral sources, including physicians, hospitals and other laboratories. One provision of these laws, known as the “anti-kickback law,” contains extremely broad proscriptions. Violation of this provision may result in criminal penalties, exclusion from Medicare and Medicaid, and significant civil monetary penalties.

In January 1990, following a study of pricing practices in the clinical laboratory industry, the Office of the Inspector General (“OIG”) of HHS issued a report addressing how these pricing practices relate to Medicare and Medicaid. The OIG reviewed the industry’s use of one fee schedule for physicians and other professional accounts and another fee schedule for patients/third-party payers, including Medicare, in billing for testing services, and focused specifically on the pricing differential when profiles (or established groups of tests) are ordered.

Existing federal law authorizes the Secretary of HHS to exclude providers from participation in the Medicare and Medicaid programs if they charge state Medicaid programs or Medicare fees “substantially in excess” of their “usual charges.” On September 2, 1998, the OIG issued a final rule in which it indicated that this provision has limited applicability to services for which Medicare pays under a Prospective Payment System or a fee schedule, such as anatomic pathology services and clinical laboratory services. In several Advisory Opinions, the OIG has provided additional guidance regarding the possible application of this law, as well as the applicability of the anti-kickback laws to pricing arrangements. The OIG concluded in a 1999 Advisory Opinion that an arrangement under which a laboratory offered substantial discounts to physicians for laboratory tests billed directly to the physicians could potentially trigger the “substantially in excess” provision and might violate the anti-kickback law, because the discounts could be viewed as being provided to the physician in exchange for the physician’s referral to the laboratory of non-discounted Medicare business, unless the discounts could otherwise be justified. The Medicaid laws in some states also have prohibitions related to discriminatory pricing.

Under another federal law, known as the “Stark” law or “self-referral prohibition,” physicians who have an investment or compensation relationship with an entity furnishing clinical laboratory services (including anatomic pathology and clinical chemistry services) may not, subject to certain exceptions, refer clinical laboratory testing for Medicare patients to that entity. Similarly, laboratories may not bill Medicare or Medicaid or any other party for services furnished pursuant to a prohibited referral. Violation of these provisions may result in disallowance of Medicare and Medicaid claims for the affected testing services, as well as the imposition of civil monetary penalties. Some states also have laws similar to the Stark law.

We will seek to structure our arrangements with physicians and other customers to be in compliance with the anti-kickback, Stark and state laws, and to keep up-to-date on developments concerning their application by various means, including consultation with legal counsel. However, we are unable to predict how these laws will be applied in the future, and the arrangements into which we enter could become subject to scrutiny thereunder.

In February 1997, the OIG released a model compliance plan (later revised in August 1998) for laboratories that is based largely on corporate integrity agreements negotiated with laboratories that had settled enforcement action brought by the federal government related to allegations of submitting false claims. We have adopted aspects of the model plan that we deem appropriate to the conduct of our business. This adoption may have an impact on the utilization of our services.

Confidentiality

The HIPAA contains provisions that affect the handling of claims and other patient information that are, or have been, transmitted electronically. These provisions, which address security and confidentiality of patient information as well as the administrative aspects of claims handling, have very broad applicability and they specifically apply to healthcare providers, which include physicians and clinical laboratories. Rules implementing various aspects of HIPAA are continuing to be developed. National standards for electronic healthcare transactions were published by HHS on August 17, 2000. The regulations establish standard data content and formats for submitting electronic claims and other administrative health transactions. All healthcare providers will be able to use the electronic format to bill for their services and all health plans and providers will be required to accept standard electronic claims, referrals, authorizations, and other transactions. Under the regulation, all electronic claims transactions must follow a single standardized format. All health plans, providers and clearinghouses had to comply with the standards by October 2003. Failure to comply with this rule could result in significant civil and/or criminal penalties. Despite the initial costs, the use of uniform standards for all electronic transactions is leading to greater efficiency in processing claims and in handling health care information.

On December 28, 2000, HHS published rules governing the use of individually identifiable health information. The regulation protects certain health information (“PHI”) transmitted or maintained in any form or medium, and requires specific patient consent for the use of PHI for purposes of treatment, payment or health care operations. For most other uses or disclosures of PHI, the rule requires that covered entities (healthcare plans, providers and clearinghouses) obtain a valid patient authorization. For purposes of the criminal and civil penalties imposed under Title XI of the Social Security Act, the current date for compliance is 2003. Complying with the Standards, Security and Privacy rules under HIPAA requires significant effort and expense for virtually all entities that conduct healthcare transactions electronically and handle patient health information. We believe we are in compliance with applicable HIPAA regulations regarding the confidentiality of protected health information.

In addition to the HIPAA rules described above, we are subject to state laws regarding the handling and disclosure of patient records and patient health information. These laws vary widely, and many states are passing new laws in this area. Penalties for violation include sanctions against a laboratory’s licensure as well as civil or criminal penalties. We believe we are in compliance with applicable state law regarding the confidentiality of health information.

Food And Drug Administration

The FDA does not currently regulate laboratory testing services, which is our principal business. However, we plan to perform some testing services using test kits purchased from manufacturers for which FDA pre-market clearance or approval for commercial distribution in the United States has not been obtained by the manufacturers (“investigational test kits”). Under current FDA regulations and policies, such investigational test kits may be sold by manufacturers for investigational use only if certain requirements are met to prevent commercial distribution. The manufacturers of these investigational test kits are responsible for marketing them under conditions meeting applicable FDA requirements. In January 1998, the FDA issued a revised draft Compliance Policy Guide (“CPG”) that sets forth FDA’s intent to undertake a heightened enforcement effort with respect to investigational test kits improperly commercialized prior to receipt of FDA pre-market clearance or approval. That draft CPG is not presently in effect but, if implemented as written, would place greater restrictions on the distribution of investigational test kits. If we were to be substantially limited in or prevented from purchasing investigational test kits by reason of the FDA finalizing the new draft CPG, there could be an adverse effect on our ability to access new technology, which could have a material adverse effect on our business.

We also may perform some testing services using reagents, known as analyte specific reagents (“ASRs”), purchased from companies in bulk rather than as part of a test kit. In November 1997, the FDA issued a new regulation placing restrictions on the sale, distribution, labeling and use of ASRs. Most ASRs are treated by the FDA as low risk devices, requiring the manufacturer to register with the agency, list it’s ASRs (and any other devices), conform to good manufacturing practice requirements, and comply with medical device reporting of adverse events.

A smaller group of ASRs, primarily those used in blood banking and/or screening for fatal contagious diseases (e.g., HIV/AIDS), are treated as higher risk devices requiring pre-market clearance or approval from the FDA before commercial distribution is permitted. The imposition of this regulatory framework on ASR sellers may reduce the availability or raise the price of ASRs purchased by laboratories like ours. In addition, when we perform a test developed in-house, using reagents rather than a test kit cleared or approved by the FDA, we are required to disclose those facts in the test report. However, by clearly declining to impose any requirement for FDA pre-market approval or clearance for most ASRs, the rule removes one barrier to reimbursement for tests performed using these ASRs. We have no plans to perform testing in these high risk areas.

Other

Our operations currently are, or may be in the future, subject to various federal, state and local laws, regulations and recommendations relating to data protection, safe working conditions, laboratory and manufacturing practices and the purchase, storage, movement, use and disposal of hazardous or potentially hazardous substances used in connection with our research work and manufacturing operations, including radioactive compounds and infectious disease agents. Although we believe that our safety procedures comply with the standards prescribed by federal, state and local regulations, the risk of contamination, injury or other accidental harm cannot be eliminated completely. In the event of an accident, we could be held liable for any damages that result and any liabilities could exceed our resources. Failure to comply with such laws could subject an entity covered by these laws to fines, criminal penalties and/or other enforcement actions.

Pursuant to the Occupational Safety and Health Act, laboratories have a general duty to provide a work place to their employees that is safe from hazard. Over the past few years, the Occupational Safety and Health Administration (“OSHA”) has issued rules relevant to certain hazards that are found in the laboratory. In addition, OSHA has promulgated regulations containing requirements healthcare providers must follow to protect workers from blood borne pathogens. Failure to comply with these regulations, other applicable OSHA rules or with the general duty to provide a safe work place could subject employers, including a laboratory employer such as the Company, to substantial fines and penalties.

Properties

Our Florida laboratory and executive offices are located in a 10,000 square foot facility at 12701 Commonwealth Drive, Suite 9, Fort Myers, FL 33913. We lease this space from an unaffiliated third party under a three year lease agreement at a cost of approximately $11,400/month. We also lease two laboratory facilities in Nashville, TN. The first is a 760 square foot facility with a lease cost of $1,170/month. The second is a 5,300 square foot facility with a lease cost of $5,160/month. We believe that the above properties are suitable for our current and projected needs.

Legal Proceedings

We are currently a defendant in one lawsuit from a former employee relating to compensation related claims. We do not believe the resolution of this lawsuit will be material to our operations or financial results and intends to vigorously pursue our defense of the matter.

In June 2006, we received a legal letter from Ciphergen Biosystems related to a research and license agreement stating that we were in breach of the contract and demanding financial restitution. We do not believe that this matter is material to our financial results and plans to vigorously pursue its defense of the matter.

MANAGEMENT

Officers And Directors

The following table sets forth the names, ages, and titles of each of our directors and executive officers and employees expected to make a significant contribution to the Company.

Name	Age	Position
Board of Directors:
Robert P. Gasparini	51	President and Chief Science Officer, Board Member
Steven C. Jones	43	Acting Principal Financial Officer, Board Member
Michael T. Dent	41	Chairman of the Board
Thomas D. Conrad	75	Board Member
George G. O’Leary	43	Board Member
Peter M. Peterson	49	Board Member
Other Executives:
Jimmy W. Bryan	36	Director of Sales
Jerome J. Dvonch	37	Director of Finance
Thomas J. Schofield	27	Director of Operations

Family Relationships

There are no family relationships between or among the members of the Board of Directors or other executives. With the exception of Mr. Peterson, the directors and other executives of the Company are not directors or executive officers of any company that files reports with the SEC. Mr. Peterson also serves as Chairman of the Board of Innovative Software Technologies, Inc. (OTCBB: INIV.OB).

Legal Proceedings

None of the members of the Board of Directors or other executives has been involved in any bankruptcy proceedings, criminal proceedings, any proceeding involving any possibility of enjoining or suspending members of our Board of Directors or other executives from engaging in any business, securities or banking activities, and have not been found to have violated, nor been accused of having violated, any federal or state securities or commodities laws.

Elections

Members of our Board of Directors are elected at the annual meeting of stockholders and hold office until their successors are elected. Our officers are appointed by the Board of Directors and serve at the pleasure of the Board and are subject to employment agreements, if any, approved and ratified by the Board.

Robert P. Gasparini, M.S. – President and Chief Science Officer, Board Member

Mr. Gasparini is the President and Chief Science Officer of NeoGenomics. Prior to assuming the role of President and Chief Science Officer, Mr. Gasparini was a consultant to the Company since May 2004. Prior to NeoGenomics, Mr. Gasparini was the Director of the Genetics Division for US Pathology Labs, Inc. (“US Labs”) from January 2001 to December 2004. During this period, Mr. Gasparini started the Genetics Division for US Labs and grew annual revenues of this division to $30 million over a 30 month period. Prior to US Labs, Mr. Gasparini was the Molecular Marketing Manager for Ventana Medical Systems from 1999 to 2001. Prior to Ventana, Mr. Gasparini was the Assistant Director of the Cytogenetics Laboratory for the Prenatal Diagnostic Center from 1993 to 1998 an affiliate of Mass General Hospital and part of Harvard University. While at the Prenatal Diagnostic Center, Mr. Gasparini was also an Adjunct Professor at Harvard University. Mr. Gasparini is a licensed Clinical Laboratory Director and an accomplished author in the field of Cytogenetics. He received his BS degree from The University of Connecticut in Biological Sciences and his Master of Health Science degree from Quinnipiac University in Laboratory Administration.

Steven C. Jones – Acting Principal Financial Officer, Board Member

Mr. Jones has served as a director since October 2003. He is a Managing Director in Medical Venture Partners, LLC, a venture capital firm established in 2003 for the purpose of making investments in the healthcare industry. Mr. Jones is also the co-founder and Chairman of the Aspen Capital Group and has been President and Managing Director of Aspen Capital Advisors since January 2001. Prior to that Mr. Jones was a chief financial officer at various public and private companies and was a Vice President in the Investment Banking Group at Merrill Lynch & Co. Mr. Jones received his B.S. degree in Computer Engineering from the University of Michigan in 1985 and his MBA from the Wharton School of the University of Pennsylvania in 1991. He is also Chairman of the Board of Quantum Health Systems, LLC and T3 Communications, LLC.

Michael T. Dent M.D. – Chairman of the Board

Dr. Dent is our founder and Chairman of the Board. Dr. Dent was our President and Chief Executive Officer from June 2001, when he founded NeoGenomics, to April 2004. From April 2004 until April 2005, Dr. Dent served as our President and Chief Medical Officer. Dr. Dent founded the Naples Women’s Center in 1996 and continues his practice to this day. He received his training in Obstetrics and Gynecology at the University of Texas in Galveston. He received his M.D. degree from the University of South Carolina in Charleston, S.C. in 1992 and a B.S. degree from Davidson College in Davidson, N.C. in 1986. He is a member of the American Association of Cancer Researchers and a Diplomat and fellow of the American College of Obstetricians and Gynecologists. He sits on the Board of the Florida Life science Biotech Initiative.

Thomas D. Conrad, PhD. – Board Member

Dr. Conrad is a Director of NeoGenomics. During his 50-year professional career, he has been involved in starting and operating numerous businesses. He is currently and for the last five years has been the President of Financial Management Corporation, which acts as the General Partner for Competitive Capital Partners, LP, a Naples, Florida-based hedge fund. Prior to his involvement in the fund management business, Dr. Conrad was involved with, among others The Military Benefit Association and The Government Employees Association, both large life insurance companies. Dr. Conrad has taught at five universities, been a cattleman, an Army pilot and a restaurateur. Before coming to Florida he was a member of the Reagan Administration as an Assistant Secretary of the United States Air Force. Dr. Conrad has a BS and an MBA from the University of Maryland and received his PhD. in Business from the American University.

George G. O’Leary – Board Member

Mr. O’Leary is a Director of NeoGenomics and is currently the President of US Medical Consultants, LLC. Prior to assuming his duties with US Medical, he was a consultant to the company and acting Chief Operating Officer. Prior to NeoGenomics, Mr. O’Leary was the President and CFO of Jet Partners, LLC from 2002 to 2004. During that time he grew annual revenues from $12 million to $17.5 million. Prior to Jet Partners, Mr. O’Leary was CEO and President of Communication Resources Incorporated (CRI) from 1996 to 2000. During that time he grew annual revenues from $5 million to $40 million. Prior to CRI, Mr. O’Leary held various positions including VP of Operations for Cablevision Industries from 1987 to 1996. Mr. O’Leary was a CPA with Peat Marwick Mitchell from 1984 to 1987. He received his BBA in Accounting from Siena College in Albany, New York.

Peter M. Peterson – Board Member

Mr. Peterson is a Director of NeoGenomics and is the founder of Aspen Capital Partners, LLC which specializes in capital formation, mergers & acquisitions, divestitures, and new business start-ups. Mr. Peterson is also the Chairman and Founder of CleanFuel USA and the Chairman of Innovative Software Technologies (OTCBB: INIV). Prior to forming Aspen Capital Partners, Mr. Peterson was Managing Director of Investment Banking with H. C. Wainwright & Co. Prior to Wainwright, Mr. Peterson was president of First American Holdings and Managing Director of Investment Banking. Previous to First American, he served in various investment banking roles and was the co-founder of ARM Financial Corporation. Mr. Peterson was one of the key individuals responsible for taking ARM Financial public on the OTC market and the American Stock Exchange. Under Mr. Peterson’s financial leadership, ARM Financial Corporation was transformed from a diversified holding company into a national clinical laboratory company with more than 14 clinical laboratories and ancillary services with over $100 million in assets. He has also served as an officer or director for a variety of other companies, both public and private. Mr. Peterson earned a Bachelor of Science degree in Business Administration from the University of Florida.

Jimmy W. Bryan – Director of Sales

Mr. Bryan has served as director of sales since August 2005. Prior to joining NeoGenomics, Mr. Bryan was National Director of Sales with American Esoteric Laboratories, a nationwide reference laboratory from March 2005 to May 2005. From January 1997 to March 2005, Mr. Bryan was employed with Dianon/Labcorp, where he held various positions including Divisional Manager for Anatomic Pathology Sales, Senior Regional Sales Manager, National Sales Trainer & Recruiter and Senior Sales Representative Mr. Bryan has managed a sales force of 32 people, has had responsibility for approximately $38 million in annual revenue and has been a strategic team member of with 6 laboratory acquisitions. Mr. Bryan has over 13 years of sales and marketing experience with 9 years in the medical industry. Mr. Bryan received his bachelor degree from Union University in Tennessee.

Jerome J. Dvonch – Director of Finance

Mr. Dvonch has served as director of finance since August 2005. From June 2004 through July 2005, Mr. Dvonch was Associate Director of Financial Planning and Analysis with Protein Design Labs, a bio-pharmaceutical company. From September 2000 through June 2004, Mr. Dvonch held positions of increasing responsibility including Associate Director of Financial Analysis and Reporting with Exelixis, Inc., a biotechnology company. He also was Manager of Business Analysis for Pharmchem Laboratories, a drug testing laboratory. Mr. Dvonch has extensive experience in strategic planning, SEC reporting and accounting in the life science industry. He also has experience in mergers and acquisitions and with debt/equity financing transactions. Mr. Dvonch is a Certified Public Accountant and received his M.B.A. from the Simon School of Business at the University of Rochester. He received his B.B.A. in accounting from Niagara University.

Thomas J. Schofield – Director of Operations

Mr. Schofield has served as the Director of Operations since June 2005. Prior to NeoGenomics, Mr. Schofield was the Distribution Manager for Specialty Laboratories where he was responsible for the movement of more than 10,000 specimens daily. From June 2001 to August 2004, Mr. Schofield held several operational positions at US Pathology Labs, Inc. He was primarily responsible for establishing laboratory support teams by hiring, training and implementing new processes. During this period, US Labs grew revenue from $7 million to $70 million over a three year period. Mr. Schofield received an honorable discharge from the United States Marine Corps after eight total years of service.

Audit Committee

Currently, our Audit Committee of the Board of Directors is comprised of Steven C. Jones and George O’Leary. The Board of Directors believes that both Mr. Jones and Mr. O’Leary are ‘financial experts’ (as defined in Regulation 228.401(e)(1)(i)(A) of Regulation S-B). Mr. Jones is a Managing Member of Medical Venture Partners, LLC, which serves as the general partner of Aspen Select Healthcare, a partnership which controls approximately 38% of the voting stock of the Company. Thus Mr. Jones would not be considered an “independent” director under Item 7(d)(3)(iv) of Schedule 14A of the 1934 Act. However, Mr. O’Leary would be considered an “independent” director under Item 7(d)(3)(iv) of Schedule 14A of the 1934 Act.

Compensation Committee

Currently, our Compensation Committee of the Board of Directors is comprised of all the Board Members, except for Mr. Gasparini.

Code of Ethics

We adopted a Code of Ethics for our senior financial officers and the principal executive officer during 2004, which was filed with the SEC as an exhibit to the Annual Report on Form 10-KSB dated April 15, 2005.

Executive Compensation

The following table provides certain summary information concerning compensation paid by us to or on behalf of our most highly compensated executive officers for the fiscal years ended December 31, 2005, 2004, and 2003:

SUMMARY COMPENSATION TABLE

Name and Principal Capacity	Year	Salary	Other Compensation

Robert P. Gasparini	2005	$ 162,897	$ 28,128(1)
President & Chief Science Officer	2004	$ 22,500(2)	$ --
	2003	$ --	$ --

Steven Jones	2005	$ 51,000(3)	$ --
Acting Principal Financial Officer and	2004	$ 72,500(3)	$ --
Director	2003	$ 52,000(3)	$ --

Dr. Michael T. Dent	2005	$ --	$ --
Chairman, President and	2004	$ 37,334(5)	$ --
Chief Medical Officer(4)	2003	$ --	$ --

_____________________

(1)	Mr. Gasparini moved to Florida from California during 2005 and these represent his relocation expenses paid by the Company.
(2)	Mr. Gasparini was appointed as President and Chief Science Officer on January 3, 2005. During 2004, he acted as a consultant to the Company and the amounts indicated represent his consulting income.
(3)	Mr. Jones has acted as a consultant to the Company and the amounts indicated represent his consulting income.
(4)

Dr. Dent served as the Company’s Chief Executive Officer from June 2001 until April 2004. From April 2003 until April 2004, Dr. Dent served as the President and Chief Medical Officer. Dr. Dent has been Chairman of the Board since October 2003.

(5)	During 2004, Dr. Dent acted as a consultant to the Company. The amounts indicated, represent his consulting income.

Employment Agreements

Robert P. Gasparini

We entered into an employment agreement with Robert P. Gasparini on December 14, 2004 (the “Gasparini Employment Agreement”), to serve as our President and Chief Science Officer. The Gasparini Employment Agreement has an initial term of three years, effective January 3, 2005, provided, however that either party may terminate the agreement by giving the other party sixty days written notice. It also specifies an initial base salary of $150,000/year, with specified salary increases to $185,000/year over the first 18 months of the contract. Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 15% of his base salary if he meets certain targets established by the Board of Directors. In addition, Mr. Gasparini was granted 1,000,000 Incentive Stock Options that have a ten year term so long as Mr. Gasparini remains an employee of the Company. Such options vest according to the following schedule:

Time-Based Vesting:
75,000	on the Effective Date;
100,000	on the first anniversary of the Effective Date;
125,000	on the second anniversary of the Effective Date;
12,500	Per month from the 25th to 36th month from the Effective Date;

Performance-Based Vesting:
25,000	revenues generated from FISH by December 15, 2004;
25,000	revenues generated from FLOW by January 31, 2005;
25,000	revenues generated from Amniocentesis by January 31, 2005;
25,000	hiring a lab director by September 30, 2005;
25,000	bringing in 4 new clients to the lab by June 30, 2005;
25,000	closing on first acquisition by December 31, 2005;

In Addition:
50,000	if the Company achieves the consolidated revenue for FY 2005 outlined by the Board of Directors as part of the FY 2005 budget;
50,000	if the Company achieves the net income projections for FY 2005 outlined by the Board of Directors as part of the FY 2005 budget;
50,000	if the Company achieves the consolidated revenue goal for FY 2006 outlined by the Board of Directors as part of the Employee’s FY 2006 bonus plan;
50,000	if the Company achieves the consolidated net income goal for FY 2006 outlined by the Board of Directors as part of the Employee’s FY 2006 bonus plan;
50,000	if the Company achieves the consolidated revenue goal for FY 2007 outlined by the Board of Directors as part of the Employee’s FY 2007 bonus plan;
50,000	if the Company achieves the consolidated net income goal for FY 2007 outlined by the Board of Directors as part of the Employee’s FY 2007 bonus plan;
50,000	when the Company’s stock maintains an average closing bid price (as quoted on NASDAQ Bulletin Board) of $0.75 per share over the previous 30 trading days;
50,000	when the Company’s stock maintains an average closing bid price (as quoted on NASDAQ Bulletin Board) of $1.50 per share over the previous 30 trading days.

The Gasparini Employment Agreement also specifies that he is entitled to four weeks of paid vacation per year and other health insurance and relocation benefits. In the event that Mr. Gasparini is terminated without cause by us, we have agreed to pay Mr. Gasparini’s base salary and maintain his employee benefits for a period of six months.

Securities Authorized for Issuance Under Equity Compensation Plans(1)

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance

Equity compensation plans approved by security holders (2)	2,421,875	$ 0.29	109,205

Equity compensation plans not approved by security holders (3)	4,770,941	$ 0.29	N/A

Total	7,192,816	$ 0.29	109,205

______________________

(1)	As of July 26, 2006.
(2)	Currently, the Company’s 2003 Equity Incentive Plan is the only equity compensation plan in effect.
(3)	The Company currently has 4,770,941 warrants outstanding, all of which are currently vested.

PRINCIPAL STOCKHOLDERS

The following table sets forth information as of July 26, 2006, with respect to each person known by us to own beneficially more than 5% of our outstanding common stock, each director and officer of the Company and all directors and executive officers of us as a group. We have no other class of equity securities outstanding other than common stock.

Title of Class	Name And Address Of Beneficial Owner	Amount and Nature Of Beneficial Ownership	Percent Of Class(1)

Common	Aspen Select Healthcare, LP (2) 1740 Persimmon Drive Naples, Florida 34109	13,553,279	45.36%

Common	Steven C. Jones (3) 1740 Persimmon Drive Naples, Florida 34109	14,755,172	49.34%

Common	Michael T. Dent M.D. (4) 1726 Medical Blvd. Naples, Florida 34110	2,857,992	10.66%

Common	Thomas D. Conrad (5) 81 Seagate Avenue, #1501 Naples, Florida 34103	800,000	3.04%

Common	George O’Leary (6) 6506 Contempo Lane Boca Raton, Florida 33433	300,000	1.13%

Common	Robert P. Gasparini (7) 20205 Wildcat Run Estero, FL 33928	300,000	1.13%

Common	Peter M. Peterson (8) 2402 S. Ardson Place Tampa, FL 33629	13,553,279	45.36%

Common	SKL Family Limited Partnership (9) 984 Oyster Court Sanibel, FL 33957	2,900,000	10.65%

Common	Directors and Officers as a Group	19,013,164	61.67%

(1)

Applicable percentage of ownership is based on 26,328,365 shares of common stock outstanding as of July 26, 2006 together with securities exercisable or convertible into shares of common stock within 60 days of June 30, 2006, for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)

Aspen Select Healthcare has direct ownership of 10,003,279 shares and warrants to purchase 3,550,000 shares, all of which are currently exercisable. The general partner of Aspen Select Healthcare is Medical Venture Partners, LLC, an entity controlled by Steven C. Jones.

(3)

Steven C. Jones, a director of the Company, has direct ownership of 1,174,595 shares and currently exercisable warrants to purchase an additional 27,298 shares. However, as a member of the general partner of Aspen Select Healthcare, he has the right to vote all shares held by Aspen Select Healthcare. Thus 10,003,279 shares and 3,550,000 currently exercisable warrant shares have been added to his total.

(4)

Michael T. Dent, a director of the Company, has direct ownership of 2,385,000 shares, currently exercisable warrants to purchase 72,992 shares, and currently exercisable options to purchase 400,000 shares.

(5)

Thomas D. Conrad, a director of the Company, is President of the General Partner of Competitive Capital Partners, which owns 800,000 shares. Since Mr. Conrad has the right to vote all shares held by Competitive Capital Partners, these shares have been added to his total.

(6)

George O’Leary, a director of the Company, has direct ownership of 150,000 shares, currently exercisable warrants to purchase 100,000 shares, and currently exercisable options to purchase 50,000 shares.

(7)	Robert Gasparini, President of the Company, has 1,000,000 options to purchase shares, of which 300,000 are currently exercisable.
(8)

Peter M. Peterson is a member of the general partner of Aspen Select Healthcare and has the right to vote all shares held by Aspen. Thus 10,003,279 shares and 3,550,000 currently exercisable warrant shares have been added to his total. Mr. Peterson does not own any other stock of the Company except through his affiliation with Aspen Select Healthcare.

(9)	SKL Family Limited Partnership has direct ownership of 2,000,000 shares and currently exercisable warrants to purchase 900,000 shares.

MARKET PRICE OF AND DIVIDENDS

ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Our common stock is currently listed on the OTCBB under the symbol “NGMN.OB.” Set forth below is a table summarizing the high and low bid quotations for our common stock during its last two fiscal years.

YEAR 2006	High Bid	Low Bid
Quarter Ended March 31, 2006	$ 0.72	$ 0.12
Quarter Ended June 30, 2006	$ 0.78	$ 0.45
July 1 to July 26, 2006	$ 0.80	$ 0.60

YEAR 2005	High Bid	Low Bid
Quarter Ended March 31, 2005	$ 0.70	$ 0.70
Quarter Ended June 30, 2005	$ 0.60	$ 0.60
Quarter Ended September 30, 2005	$ 0.59	$ 0.59
Quarter Ended December 31, 2005	$ 0.35	$ 0.35

YEAR 2004	High Bid	Low Bid
Quarter Ended March 31, 2004	$ 1.22	$ 0.05
Quarter Ended June 30, 2004	$ 0.74	$ 0.30
Quarter Ended September 30, 2004	$ 0.45	$ 0.20
Quarter Ended December 31, 2004	$ 0.70	$ 0.18

The above table is based on over-the-counter quotations. These quotations reflect inter-dealer prices, without retail mark-up, markdown or commissions, and may not represent actual transaction.

As of July 26, 2006, there were approximately 379 stockholders of record of the common stock.

Dividend Policy

We have never declared or paid cash dividends on our common stock. We intend to retain all future earnings to finance future growth and therefore, do not anticipate paying any cash dividends in the foreseeable future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

2005

During 2005 and 2004, Steven C. Jones, one of our directors, earned $51,000 and $72,500, respectively, in cash for various consulting work performed connection with his duties as Acting Principle Financial Officer.

On March 11, 2005, we entered into an agreement with HCSS, LLC and eTelenext, Inc. to provide eTelenext, Inc’s Accessioning Application, AP Anywhere Application and CMQ Application. HCSS, LLC is a holding company created to build a small laboratory network for the 50 small commercial genetics laboratories in the United States. HCSS, LLC is owned 66.7% by Dr. Michael T. Dent, our Chairman. By becoming the first customer of HCSS in the small laboratory network, we saved approximately $152,000 in up front licensing fees. Under the terms of the agreement, we paid $22,500 over three months to customize this software and will pay an annual membership fee of $6,000 per year and monthly transaction fees of between $2.50 - $10.00 per completed test, depending on the volume of tests performed. The eTelenext system is an elaborate LIS that is in use at many larger labs. By assisting in the formation of the small laboratory network, the Company will be able to increase the productivity of its technologists and have on-line links to other small labs in the network in order to better manage its workflow.

On March 23, 2005, we entered into an agreement with Aspen Select Healthcare (formerly known as MVP3) to refinance our existing indebtedness of $740,000 and provide for additional liquidity of up to $760,000 to us. Mr. Steven Jones, one of our directors, is a managing member of Medical Venture Partners, LLC, which serves as the General Partner to Aspen Select Healthcare, LP. Under the terms of the agreement, Aspen Select Healthcare made available up to $1.5 million of debt financing in the form of the Aspect Credit Facility with an initial maturity of March 31, 2007. Aspen Select Healthcare is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a director of NeoGenomics. We incurred $53,587 of transaction expenses in connection with establishing the Credit Facility, which have been capitalized and are being amortized to interest expense over the term of the agreement. As part of this transaction, we issued a five year warrant to Aspen Select Healthcare to purchase up to 2,500,000 shares of common stock at an initial exercise price of $0.50 per share, all of which are currently vested. We accrued $131,337 for the value of such Warrant as of the original commitment date as a discount to the face amount of the Credit Facility. We are amortizing such discount to interest expense over the 24 month of the Aspen Credit Facility. As of May 31, 2006, $1,700,000 was available for use and $1,600,000 had been drawn. In addition, as a condition to these transactions, the Company, Aspen Select Healthcare and certain individual shareholders agreed to amend and restate their shareholders’ agreement to provide that Aspen Select Healthcare will have the right to appoint up to three of seven of our directors and one mutually acceptable independent director. We also amended and restated a Registration Rights Agreement, dated March 23, 2005 with Aspen Select Healthcare and certain individual shareholders, which grants to Aspen Select Healthcare certain demand registration rights and which grants to all parties to the agreement, piggyback registration rights.

During 2005, we paid Aspen Capital Advisors, a company owned by Mr. Steven C. Jones, $51,000 in cash for various consulting work performed in connection with managing the financial affairs of the Company.

2006

On January 18, 2006, George O’Leary, one of our directors, received from us 50,000 incentive stock options, exercisable at $0.26 per share, in compensation for services related to the Equity and Debt Financing we negotiated in January 2006.

On January 18, 2006, we entered into the Aspen Agreement with Aspen Select Healthcare, which provided, among other things, that (a) Aspen Select Healthcare waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to a SKL in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26 per share; (b) Aspen Select Healthcare would have the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20 per share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of the our common stock at an exercise price of $0.26 per share in connection with such purchase (the “Equity Purchase Rights”); (c) in the event that Aspen Select Healthcare did not exercise its Equity Purchase Rights in total, we had the right to sell the difference to SKL at terms no more favorable than Aspen Select Healthcare’s Equity Purchase Rights; (d) Aspen Select Healthcare and we would amend the certain Loan Agreement between the parties to extend the maturity date until September 30, 2007 and enter into the Aspen Credit Facility Amendment; (e) Aspen Select

Healthcare would have the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to us under the Aspen Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26 per share; (f) we agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares were vested and the exercise price per share of such warrants was reset to $0.31 per share; and (g) we agreed to amend the certain Registration Rights Agreement between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen Select Healthcare in connection with the Equity Purchase Rights or the New Debt Rights.

During the period from January 18 to 21, 2006, we entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On March 14, 2006, Aspen Select Healthcare exercised its Equity Purchase Rights and we issued to Aspen Select Healthcare 1,000,000 restricted shares of common stock at a purchase price of $0.20 per share for $200,000. In connection with this transaction, we also issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

Also on March 30, 2006, Aspen Select Healthcare exercised its New Debt Rights and entered into the definitive transaction documentation for the Aspen Credit Facility Amendment and other such documents required under the Aspen Agreement, dated January 18, 2006. As part of the Credit Facility Amendment, we have the right, but not the obligation, to borrow an additional $200,000 from Aspen Select Healthcare. In connection with Aspen Select Healthcare making such debt capital available to us, we issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

During 2006 up until the date of this prospectus, we paid Aspen Capital Advisors, a company owned by Mr. Steven C. Jones, $38,860 in cash for various consulting work performed in connection with managing the financial affairs of the Company.

DESCRIPTION OF CAPITAL STOCK

Common Stock

We are authorized to issue 100,000,000 shares of common stock, $0.001, of which 26,328,365 shares were issued and outstanding at July 26, 2006.

The securities being offered hereby are common stock. The outstanding shares of common stock are fully paid and non-assessable. The holders of common stock are entitled to one vote per share for the election of directors and with respect to all other matters submitted to a vote of stockholders. Shares of common stock do not have cumulative voting rights, which means that the holders of more than 50% of such shares voting for the election of directors can elect 100% of the directors if they choose to do so. Our common stock does not have preemptive rights, meaning that the common shareholders’ ownership interest in us would be diluted if additional shares of common stock are subsequently issued and the existing shareholders are not granted the right, in the discretion of the Board of Directors, to maintain their ownership interest in our company.

Upon liquidation, dissolution or winding-up, our assets, after the payment of debts and liabilities and any liquidation preferences of, and unpaid dividends on, any class of preferred stock then outstanding, will be distributed pro-rata to the holders of the common stock. The holders of the common stock do not have preemptive or conversion rights to subscribe for any our securities and have no right to require us to redeem or purchase their shares. The holders of common stock are entitled to share equally in dividends, if, as and when declared by our Board of Directors, out of funds legally available therefor, subject to the priorities given to any class of preferred stock which may be issued.

Preferred Stock

We are authorized to issue 10,000,000 shares of preferred stock, having a par value of $.001 per share (the “Preferred Stock”). The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is authorized to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding and which we may be obligated to issue under options, warrants or other contractual commitments. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series. As of July 26, 2006, no such shares have been designated.

Warrants

As of July 26, 2006, we currently have 4,770,941 warrants outstanding, all of which are vested. The exercise price of these warrants range from $0.01 to $0.68 per share.

Options

As of July 26, 2006, we currently have 2,426,875 options outstanding. The exercise price of these options range from $0.16 to $0.68 per share.

Transfer Agent

Our transfer agent is Standard Registrar & Transfer Company 12528 South 1840 East Draper, Utah 84020. The transfer agent’s telephone number is (801) 571-8844.

Reports To Shareholders

We intend to furnish our shareholders with annual reports which will describe the nature and scope of our business and operations for the prior year and will contain a copy of our audited financial statements for its most recent fiscal year.

Indemnification Of Directors And Executive Officers And Limitation On Liability

Our Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud, or a knowing violation of the law.

Nevada Revised Statutes 78.750, 751, and 752 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;
•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;
•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;
•

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

•

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

EXPERTS

The consolidated financial statements included in this prospectus and elsewhere in the registration statement as of December 31, 2005, for the fiscal years ended December 31, 2005 and December 30, 2004 have been audited by Kingery & Crouse, P.A. The reports of Kingery & Crouse, P.A., are included in this prospectus in reliance upon the authority of this firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered herein has been opined on for us by Burton, Bartlett & Glogovac.

AVAILABLE INFORMATION

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act with respect to the securities offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information set forth in the registration statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this prospectus, reference is made to the registration statement.

Statements contained in this prospectus as to the contents of any contract or other document that we have filed as an exhibit to the registration statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The registration statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The Commission maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

F-i

NeoGenomics, Inc.

CONSOLIDATED BALANCE SHEET AS OF

June 30, 2006

(unaudited)

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$274,353
Accounts receivable (net of allowance for doubtful accounts of $51,555)	1,032,674
Inventories	76,299
Other current assets	81,665
Total current assets	1,464,991

PROPERTY AND EQUIPMENT (net of accumulated depreciation of $354,939)	839,225

OTHER ASSETS	19,186

TOTAL	$2,323,402

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$433,021
Deferred revenue	89,970
Short-term portion of equipment lease and notes payable	83,670
Accrued compensation	112,397
Accrued and other liabilities	69,019
Total current liabilities	788,077

LONG TERM LIABILITIES:
Line of credit (net of unamortized discount of $66,228)	1,533,772
Long-term portion of equipment lease	106,065
Total long term liabilities	1,639,837

TOTAL LIABILITIES	2,427,914

STOCKHOLDERS’ DEFICIT:
Common stock, $.001 par value, 100,000,000 shares authorized; 26,328,365 shares issued and outstanding	26,328
Additional paid-in capital	10,700,948
Deferred Stock Compensation	(79,078)
Accumulated deficit	(10,752,710)
Total stockholders’ deficit	(104,512)

TOTAL	$2,323,402

See notes to consolidated financial statements.

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	For the Six-Months Ended June 30, 2006	For the Six-Months Ended June 30, 2005	For the Three-Months Ended June 30, 2006	For the Three-Months Ended June 30, 2005

REVENUE	$3,111,292	$575,080	$1,767,492	$344,888

COST OF REVENUE	1,302,614	347,005	725,816	182,391

GROSS PROFIT	1,808,678	228,075	1,041,676	162,497

OTHER OPERATING EXPENSES:
Selling, general and administrative	1,392,784	545,401	802,100	291,831
Interest expense	148,206	79,205	78,321	52,024
Total other operating expenses	1,540,990	624,606	880,421	343,855

NET INCOME (LOSS)	$267,688	$(396,531)	$161,255	$(181,358)

NET INCOME (LOSS) PER SHARE:
Basic	$0.01	$(0.02)	$0.01	$(0.01)
Diluted	$0.01	$(0.02)	$0.01	$(0.01)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING :
Basic	25,531,132	21,952,046	26,301,619	22,157,538
Diluted	27,951,298	21,952,046	29,709,673	22,157,538

See notes to consolidated financial statements.

NeoGenomics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited)

	For the Six-Months Ended June 30, 2006	For the Six-Months Ended June 30, 2005
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$267,688	$(396,531)
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	93,629	55,688
Equity-based compensation	50,620	59,840
Provision for bad debts	143,058	30,077
Amortization of debt issue costs	10,717	7,275
Amortization of relocation expenses	23,316	-
Changes in assets and liabilities, net:
Accounts receivables, net of write-offs	(624,633)	(251,963)
Inventory	(16,299)	(15,251)
Pre-paid expenses	(46,472)	5,765
Other current assets	-	3,474
Deposits	(11,907)	1,500
Accounts payable and other liabilities	(145,442)	(13,086)

NET CASH USED IN OPERATING ACTIVITIES	(255,725)	(513,212)

CASH FLOWS USED IN INVESTING ACTIVITIES -
Purchases of property and equipment	(238,662)	(75,708)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net	100,000	390,451
Issuance of notes payables	61,100	(53,587)
Issuances of common stock, net of transaction expenses	596,696	160,766

NET CASH PROVIDED BY FINANCING ACTIVITIES	757,796	497,630

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	263,409	(91,290)

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	10,944	112,548

CASH AND CASH EQUIVALENTS, END OF PERIOD	$274,353	$21,258

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$106,627	$51,309
Income taxes paid	$-	$-

SUPPLEMENTAL DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
Equipment leased under capital lease	$128,635	$-

See notes to consolidated financial statements.

NeoGenomics, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY

NeoGenomics, Inc. (“NEO” or the “Subsidiary”) was incorporated under the laws of the state of Florida on June 1, 2001 and on November 14, 2001 agreed to be acquired by American Communications Enterprises, Inc. (“ACE”, or the “Parent”). ACE was formed in 1998 and succeeded to NEO’s name on January 3, 2002 (NEO and ACE are collectively referred to as “we”, “us”, “our” or the “Company”).

Basis of Presentation

Our accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial information and pursuant to the instructions to Form 10-QSB and Article 10 of Regulation S-X of the Securities and Exchange Commission (“SEC”). Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In our opinion all adjustments (consisting of normal recurring adjustments) considered necessary for a fair statement of the results for the fiscal period have been included. Operating results for the three and six-month periods ended June 30, 2006 are not necessarily indicative of the results that may be expected for the year ending December 31, 2006, or for any future period. These financial statements and notes should be read in conjunction with our audited consolidated financial statements and notes thereto for the year ended December 31, 2005 included in our Annual Report on Form 10-KSB.

Accounts Receivable

We record accounts receivable net of contractual discounts. We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payer. Receivables are charged off to the allowance account at the time they are deemed uncollectible.

Stock Options Expensed

Prior to January 2006, we used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS No. 148) to account for our stock based compensation arrangements. This statement amended the disclosure provision of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, we continued to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for our stock-based employee compensation arrangements.

In December 2004, the Financial Accounting Standards Board issued Statement Number 123 (“FAS 123 (R)”), Share-Based Payments, which is effective for the reporting period beginning on January 1, 2006. The statement will require us to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. We have the option to either apply FAS 123 (R) on a modified prospective method or to restate previously issued financial statements, and chose to utilize the modified prospective method. Under this method, we are required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption.

NeoGenomics, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

In January 2006, we adopted the expense recognition provisions of SFAS No. 123, and for the three and six months ended June 30, 2006 recorded approximately $10,700 and $18,400, respectively in stock compensation expense. If we had expensed stock options for the three and six months ended June 30, 2005 the stock compensation expense would have been approximately $4,800 and $9,300, respectively.

Net Income (Loss) Per Common Share

We compute net income (loss) per share in accordance with Financial Accounting Standards Statement No. 128 “Earnings per Share” (“SFAS 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares outstanding as of June 30, 2006, which consisted of employee stock options and certain warrants issued to consultants and other providers of financing to the Company, were excluded from diluted net income (loss) per common share calculations as of such date because they were anti-dilutive.

NOTE B – EQUITY AND DEBT FINANCING TRANSACTIONS AND NOTES PAYABLE

On January 18, 2006, the Company entered into a binding letter agreement (the “Aspen Agreement”) with Aspen Select Healthcare, LP, which provides, among other things, that (a) Aspen has waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20/share and the granting of 900,000 warrants with an exercise price of $0.26/share to a SKL Limited Partnership, LP (“SKL” as more fully described below) in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26/share; (b) Aspen shall have the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of the Company’s common stock at a purchase price per share of $0.20/share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock at an exercise price of $0.26/share in connection with such purchase (the “Equity Purchase Rights”); (c) in the event that Aspen does not exercise its Equity Purchase Rights in total, the Company shall have the right to sell the difference to SKL at terms no more favorable than Aspen’s Equity Purchase Rights; (d) Aspen and the Company will amend that certain Loan Agreement, dated March 23, 2005 (the “Loan Agreement”) between the parties to extend the maturity date until September 30, 2007 and modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”); (e) Aspen shall have the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26/share (the “New Debt Rights”); (f) the Company has agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares (the “Existing Warrants”) shall be vested and the exercise price per share shall be reset to $0.31 per share; and (g) the Company has agreed to amend that certain Registration Rights Agreement, dated March 23, 2005 (the “Registration Rights Agreement”), between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen in connection with the Equity Purchase Rights or the New Debt Rights.

During the period from January 18 - 21, 2006, the Company entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26/share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

NeoGenomics, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

On January 21, 2006 the Company entered into a subscription agreement (the “Subscription”) with SKL Family Limited Partnership, LP, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of the Company’s common stock at a purchase price of $0.20/share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26/share. SKL has no previous affiliation with the Company.

On March 14, 2006, Aspen exercised its Equity Purchase Rights and we issued to Aspen 1,000,000 restricted shares of common stock at a purchase price of $0.20/share for $200,000. In connection with this transaction, the Company also issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26/share.

Also on March 30, 2006, Aspen exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement, dated January 18, 2006. As part of the Credit Facility Amendment, the Company has the right, but not the obligation, to borrow an additional $200,000 from Aspen. Interest on amounts outstanding under this $1.7 million note will be charged at the rate of prime plus 6%. In connection with Aspen making such debt capital available to the Company, we issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26/share. As of June 30, 2006, $1,500,000 has been drawn and $200,000 is available for use.

During May of 2006, the Company borrowed an additional $100,000 from the Aspen credit facility. At June 30, 2006 $1,600,000 was outstanding on the credit facility and bears interest at prime plus 6%.

On June 6, 2006 as a result of not terminating our Standby Equity Distribution Agreement (“SEDA”) with Cornell Capital Partners, L.P. (“Cornell Capital”) a short-term note payable in the amount of $50,000 became due to Cornell Capital.

NOTE C – OTHER RELATED PARTY TRANSACTIONS

During the three and six months ending June 30, 2006, we incurred consulting expenses from a director of $26,475 and $33,700, respectively, for various consulting work performed in connection with managing the financial affairs of the Company and acting as the Principal Financial Officer. During the three and six months ending June 30, 2005, we incurred consulting expenses from a director of $10,000 and $32,500, respectively, for various consulting work performed in connection with managing the financial affairs of the Company and acting as the Principal Financial Officer.

NOTE D – COMMITMENTS AND EQUIPMENT LEASES

Operating Leases

In August 2003, the Company entered into a three year operating lease for 5,200 square feet at our laboratory facility in Fort Myers, Florida. On June 29, 2006 the Company signed an amendment to the original lease which extended the lease through June 30, 2011. The amendment included the rental of approximately 4,400 square feet adjacent to our current facility. This space will allow for future expansion of our business in 2006. This lease amendment which allowed the Company this additional space on June 1, 2006 results in total payments of approximately $732,600 over the remaining life of the lease. Such amount excludes estimated operating and maintenance expenses and sales tax. This lease extension calls for annual increases of rental payments of 3% per annum. The rent expense for the three and six months ended June 30, 2006 was approximately $26,400 and $45,900, respectively.

NeoGenomics, Inc.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

As part of the The Center for CytoGenetics merger the Company assumed the lease of an 850 square foot facility in Nashville, Tennessee. The lease commenced on September 1, 2005 and is for three years. The average monthly rental expense is approximately $1,350 per month. The lease expense for the three and six months ended June 30, 2006 was approximately $3,400.

On June 15, 2006 the Company entered into a lease for an additional 5,386 square feet of laboratory space in Nashville, Tennessee. This space will be used for additional expansion of our Tennessee facility. As part of the lease we have the right of first refusal on an additional 2,420 square feet directly adjacent to the facility. The lease is a five year lease and results in total payments by the Company of approximately $340,000. The rent expense three and six months ended June 30, 2006 was approximately $1,500.

Capital Lease

During March 2006 the Company entered into a 5 year lease agreement for equipment. The cost of the equipment was approximately $134,200 and requires monthly lease payments of approximately $2,500, with an effective interest rate of 8% per annum. At June 30, 2006, approximately $128,600 is still outstanding on this lease.

Purchase Commitment

On June 22, 2006, the Company entered into an agreement to purchase three automated FISH signal detection and analysis systems over the next 24 months for a total of $420,000. The Company agreed to purchase two systems immediately and to purchase a third system in the next 15 months if the vendor is able to make certain improvements to its system.

NOTE E – INCOME TAXES

Due to the fact that we have experienced net operating losses for tax purposes in prior years that exceed our current net income, no provision for income taxes has been recorded for the three and six months ended June 30, 2006.

REPORT INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and stockholders of NeoGenomics, Inc. and subsidiary:

We have audited the accompanying consolidated balance sheet of NeoGenomics, Inc. and subsidiary (collectively the “Company”), as of December 31, 2005, and the related consolidated statements of operations, stockholders’ deficit and cash flows for the years ended December 31, 2005 and 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2005, and the results of its operations and its cash flows for the years ended December 31, 2005 and 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Kingery & Crouse, P.A.

March 30, 2006

Tampa, FL

NEOGENOMICS, INC.

CONSOLIDATED BALANCE SHEET AS OF DECEMBER 31, 2005

ASSETS

CURRENT ASSETS:
Cash	$ 10,944
Accounts receivable (net of allowance for doubtful accounts of $37,807)	551,099
Inventories	60,000
Other current assets	58,509
Total current assets	680,552

FURNITURE AND EQUIPMENT (net of accumulated depreciation of $261,311)	381,556

OTHER ASSETS	17,996

TOTAL	$ 1,080,104

LIABILITIES AND STOCKHOLDERS’ DEFICIT

CURRENT LIABILITIES:
Accounts payable	$ 463,637
Accrued compensation	42,547
Accrued and other liabilities	59,665
Deferred revenue	100,000
Total current liabilities	665,849

LONG TERM LIABILITY – Due to Affiliates (net of discount of $90,806)	1,409,194

TOTAL LIABILITIES	2,075,043

STOCKHOLDERS’ DEFICIT:
Common stock, $.001 par value, (100,000,000 shares authorized; 22,836,754
shares issued and outstanding)	22,836
Additional paid-in capital	10,005,308
Deferred stock compensation	(2,685)
Accumulated deficit	(11,020,398)
Total stockholders’ deficit	(994,939)

TOTAL	$ 1,080,104

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

NET REVENUE	$ 1,885,324	$ 558,074

COST OF REVENUE	1,188,402	576,867

GROSS MARGIN (DEFICIT)	696,922	(18,793)

OTHER OPERATING EXPENSES:
General and administrative	1,497,286	710,771
Interest expense	196,796	89,421
Total other operating expenses	1,694,082	800,192

NET LOSS	$ (997,160)	$ (818,985)

NET LOSS PER SHARE - Basic and Diluted	$ (0.04)	$ (0.04)

WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING – Basic and Diluted	22,264,435	19,901,028

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	Common Stock	Common Stock	Additional Paid-In Capital	Deferred Stock Compensation	Accumulated Deficit	Total
	Shares	Amount

BALANCES, DECEMBER 31, 2003	18,449,416	$ 18,449	$ 8,818,002	$ -	$ (9,204,253)	$ (367,802)

Common stock issuances	3,040,000	3,040	756,960	-	-	760,000
Options exercised and warrants issued for services	50,000	50	9,674	-	-	9,724
Transaction fees and expenses	-	-	(23,272)	-	-	(23,272)
Deferred stock compensation related to warrants issued for services	-	-	42,300	(42,300)	-	-
Amortization of deferred stock compensation	-	-	-	13,680	-	13,680
Net loss	-	-	-	-	(818,985)	(818,985)

BALANCES, DECEMBER 31, 2004	21,539,416	21,539	9,603,664	(28,620)	(10,023,238)	(426,655)

Common stock issuances	1,237,103	1,237	394,763	-	-	396,000
Transaction fees and expenses			(191,160)	-	-	(191,160)
Options issued to Scientific Advisory Board members	-	-	-	2,953	-	2,953
Value of non-qualified stock options	-	-	5,638	(5,638)	-	-
Warrants issued for services	-	-	187,722	-	-	187,722
Stock issued for services	60,235	60	15,475	-	-	15,535
Deferred stock compensation related to warrants issued for services	-	-	(10,794)	10,794	-	-
Amortization of deferred stock compensation	-	-	-	17,826	-	17,826
Net loss	-	-	-	-	(997,160)	(997,160)

BALANCES, DECEMBER 31, 2005	22,836,754	$ 22,836	$ 10,005,308	$ (2,685)	$(11,020,398)	$ (994,939)

See notes to consolidated financial statements.

NEOGENOMICS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2005 AND 2004

	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$ (997,160)	$ (818,985)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	123,998	90,583
Impairment of fixed assets	50,000	-
Amortization of credit facility warrants and debt issue costs	57,068	-
Stock based compensation and consulting	85,877	19,904
Provision for bad debts	132,633	28,959
Other non-cash expenses	29,576	-
Changes in assets and liabilities, net:
Accounts receivable, net	(627,241)	(21,589)
Inventory	(44,878)	(4,529)
Other current assets	(54,529)	(9,495)
Deposits	300	4,540
Deferred revenues	(10,000)	-
Accounts payable and accrued and other liabilities	352,305	52,479
NET CASH USED IN OPERATING ACTIVITIES	(902,051)	(658,133)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment, net	(117,628)	(85,932)
NET CASH USED IN INVESTING ACTIVITIES	(117,628)	(85,932)

CASH FLOWS FROM FINANCING ACTIVITIES:
Advances from affiliates, net	760,000	91,334
Debt issue costs	(53,587)	-
Issuances of common stock for cash, net of transaction expenses	211,662	740,228
NET CASH PROVIDED BY FINANCING ACTIVITIES	918,075	831,562

NET CHANGE IN CASH AND CASH EQUIVALENTS	(101, 604)	87,497

CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	112,548	25,051

CASH AND CASH EQUIVALENTS, END OF YEAR	$ 10,944	$ 112,548

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid	$ 136,936	$ 119,777
Income taxes paid	$ -	$ -

See notes to consolidated financial statements.

NEOGENOMICS, INC.

NOTES TO CONSOLID7ATED FINANCIAL STATEMENTS

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY

NeoGenomics, Inc. (“NEO” or the “Subsidiary”) was incorporated under the laws of the state of Florida on June 1, 2001 and on November 14, 2001 agreed to be acquired by American Communications Enterprises, Inc. (“ACE”, or the “Parent”). ACE was formed in 1998 and succeeded to NEO’s name on January 3, 2002 (NEO and ACE are collectively referred to as “we”, “us”, “our” or the “Company”).

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Parent and the Subsidiary. All significant intercompany accounts and balances have been eliminated in consolidation.

Revenue Recognition

Net revenues are recognized in the period when tests are performed and consist primarily of net patient revenues that are recorded based on established billing rates less estimated discounts for contractual allowances principally for patients covered by Medicare, Medicaid and managed care and other health plans. These revenues also are subject to review and possible audit by the payers. We believe that adequate provision has been made for any adjustments that may result from final determination of amounts earned under all the above arrangements. There are no known material claims, disputes or unsettled matters with any payers that are not adequately provided for in the accompanying consolidated financial statements.

Accounts Receivable

We record accounts receivable net of contractual discounts. We provide for accounts receivable that could become uncollectible in the future by establishing an allowance to reduce the carrying value of such receivables to their estimated net realizable value. We estimate this allowance based on the aging of our accounts receivable and our historical collection experience for each type of payer. Receivables are charged off to the allowance account at the time they are deemed uncollectible.

Concentrations of Credit Risk

We grant credit without collateral to our customers, most of who are either covered by Medicare or insured under third-party payer agreements, or are other laboratories or hospitals whom we direct bill for services. As of December 31, 2005, approximately 36% and 40% of our receivables were from Medicare and other direct bill clients, respectively, and during the year ended December 31, 2005, four customers represented approximately 65% of revenue with each party representing greater than 10% of such revenues. In the event that we lost one of these customers we would potentially lose a significant percentage of our revenues. In 2004, one customer made up approximately 16% of our total volume.

Inventories

Inventories, which consist principally of supplies, are valued at the lower of cost (first in, first out method) or market.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY (continued)

Use of Estimates

The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. The reported amounts of revenues and expenses during the reporting period may be affected by the estimates and assumptions we are required to make. Estimates that are critical to the accompanying consolidated financial statements include estimates related to the allowances discussed under Accounts Receivable above as well as estimating depreciation periods of tangible assets, and long-lived impairments, among others. The markets for our services are characterized by intense price competition, evolving standards and changes in healthcare regulations, all of which could impact the future realizability of our assets. Estimates and assumptions are reviewed periodically and the effects of revisions are reflected in the consolidated financial statements in the period they are determined to be necessary. It is at least reasonably possible that our estimates could change in the near term with respect to these matters.

Financial Instruments

We believe the book value of our financial instruments included in our current assets and liabilities approximates their fair values due to their short-term nature.

We also believe the book value of our long-term liability approximates its fair value as the consideration (i.e. interest and warrants) on such obligation approximates the consideration at which similar types of borrowing arrangements could be currently obtained.

Furniture and equipment

Furniture and equipment are stated at cost. Major additions are capitalized, while minor additions and maintenance and repairs, which do not extend the useful life of an asset, are expensed as incurred. Depreciation is provided using the straight-line method over the assets’ estimated useful lives, which range from 3 to 5 years.

Long-Lived Assets

Statement of Financial Accounting Standards (SFAS) 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” requires that long-lived assets, including certain identifiable intangibles, be reviewed for impairment whenever events or changes in circumstances indicate that the carrying value of the assets in question may not be recoverable. Because of our losses from operations, we evaluated our long-lived assets during 2005 and determined that a piece of equipment had a remaining net book value in excess of its fair value (as determined by our management). Accordingly, we recorded an impairment loss of $50,000 during the year ended December 31, 2005.

Income Taxes

We compute income taxes in accordance with Financial Accounting Standards Statement No. 109 “Accounting for Income Taxes” (“SFAS 109”). Under SFAS 109, deferred taxes are recognized for the tax consequences of temporary differences by applying enacted statutory rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities. Also, the effect on deferred taxes of a change in tax rates is recognized in income in the period that included the enactment date. Temporary differences between financial and tax reporting arise primarily from the use of different depreciation methods for furniture and equipment as well as impairment losses and the timing of recognition of bad debts.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY (continued)

Stock-Based Compensation

Prior to December 31, 2005, the Company used Statement of Financial Accounting Standards No. 148 “Accounting for Stock-Based Compensation - Transition and Disclosure” (SFAS No. 148) to account for its stock based compensation arrangements. This statement amended the disclosure provision of FASB statement No. 123 to require prominent disclosure about the effects on reported net income of an entity’s accounting policy decisions with respect to stock-based employee compensation. As permitted by SFAS No. 123 and amended by SFAS No. 148, the Company continued to apply the intrinsic value method under Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” to account for its stock-based employee compensation arrangements.

In December 2004, the Financial Accounting Standards Board issued Statement Number 123 (“FAS 123 (R)”), Share-Based Payments, which is effective for the reporting period beginning on January 1, 2006. The statement will require the Company to recognize compensation expense in an amount equal to the fair value of share-based payments such as stock options granted to employees. The Company has the option to either apply FAS 123 (R) on a modified prospective method or to restate previously issued financial statements, and chose to utilize the modified prospective method. Under this method, the Company is required to record compensation expense (as previous awards continue to vest) for the unvested portion of previously granted awards that remain outstanding at the date of adoption. The impact of adopting this statement is expected to increase our expense by approximately $30,000 in 2006.

Statement of Cash Flows

For purposes of the statement of cash flows, we consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

Unamortized Discount

Net Loss Per Common Share

We compute loss per share in accordance with Financial Accounting Standards Statement No. 128 “Earnings per Share” (“SFAS 128”) and SEC Staff Accounting Bulletin No. 98 (“SAB 98”). Under the provisions of SFAS No. 128 and SAB 98, basic net loss per share is computed by dividing the net loss available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted net loss per share is computed by dividing the net loss for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares outstanding as of December 31, 2005 and December 31, 2004, which consisted of employee stock options and certain warrants issued to consultants and other providers of financing to the Company, were excluded from diluted net loss per common share calculations as of such dates because they were anti-dilutive.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY (continued)

Other Recent Pronouncements

SFAS 155 – ‘Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140’

This Statement, issued in February 2006, amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.”

This Statement:

a.	Permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation.
b.	Clarifies which interest-only strips and principal-only strips are not subject to the requirements of Statement 133.
c.

Establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation.

d.	Clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives.
e.

Amends Statement 140 to eliminate the prohibition on a qualifying special-purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument.

This Statement is effective for all financial instruments acquired or issued after the beginning of our first fiscal year that begins after September 15, 2006.

The fair value election provided for in paragraph 4(c) of this Statement may also be applied upon adoption of this Statement for hybrid financial instruments that had been bifurcated under paragraph 12 of Statement 133 prior to the adoption of this Statement. Earlier adoption is permitted as of the beginning of our fiscal year, provided we have not yet issued financial statements, including financial statements for any interim period, for that fiscal year. Provisions of this Statement may be applied to instruments that we hold at the date of adoption on an instrument-by-instrument basis.

We are currently reviewing the effects of adoption of this statement but it is not expected to have a material impact on our financial statements.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY (continued)

SFAS 154 ‘Accounting Changes and Error Corrections--a replacement of APB Opinion No. 20 and FASB Statement No. 3

In May 2005, the Financial Accounting Standards Board (“FASB”) issued Statement No. 154. This Statement replaces APB Opinion No. 20, Accounting Changes, and FASB Statement No. 3, Reporting Accounting Changes in Interim Financial Statements, and changes the requirements for the accounting for, and reporting of, a change in accounting principle. This Statement applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. When a pronouncement includes specific transition provisions, those provisions should be followed.

SFAS 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005. It will only affect our financial statements if we change any of our accounting principles. At this time, other than SFAS 123® which has specific transaction provisions, no such changes are contemplated or anticipated.

SFAS 153 ‘Exchanges of Nonmonetary Assets an Amendment of APB Opinion No. 29’

In December 2004, FASB Statement No. 153 was issued amending APB Opinion No. 29 to eliminate the exception allowing nonmonetary exchanges of similar productive assets to be measured based on the carrying value of the assets exchanged as opposed to being measured at their fair values. This exception was replaced with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of this statement are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on our financial statements.

SFAS 151 ‘Inventory Costs--an amendment of ARB No. 43, Chapter 4’

Issued by the FASB in November 2004, this Statement amends the guidance in ARB No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage). Paragraph 5 of ARB 43, Chapter 4, previously stated that “. . . under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges. . . .” This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of “so abnormal.” In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities.

The provisions of this statement are effective for inventory costs incurred during fiscal periods beginning after June 15, 2005. The adoption of this statement is not expected to have a material impact on our financial statements.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE A – FORMATION AND OPERATIONS OF THE COMPANY (continued)

Recently adopted accounting standards

FIN 47 “Accounting for Conditional Asset Retirement Obligations – an interpretation of FASB Statement No. 143”

FASB Interpretation No. 47, issued in March 2005, clarifies that the term conditional asset retirement obligation as used in FASB Statement No. 143, Accounting for Asset Retirement Obligations, refers to a legal condition to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated.

This Interpretation is effective no later than the end of fiscal years ending after December 15, 2005 (our fiscal year ended December 31, 2005). Adoption of this Interpretation did not have any material impact on our financial statements.

FIN 46(R) “Consolidation of Variable Interest Entities--an interpretation of ARB No. 51”

In December 2003, FASB Interpretation No. 46(R) was issued. This Interpretation of Accounting Research Bulletin No. 51, Consolidated Financial Statements, which replaces FIN 46, Consolidation of Variable Interest Entities, addresses consolidation by business enterprises of variable interest entities, which have one or more of the following characteristics:

1.	The equity investment at risk is not sufficient to permit the entity to finance its activities without additional subordinated financial support provided by any parties, including the equity holders.
2.	The equity investors lack one or more of the following essential characteristics of a controlling financial interest:
a.	The direct or indirect ability to make decisions about the entity’s activities through voting rights or similar rights
b.	The obligation to absorb the expected losses of the entity
c.	The right to receive the expected residual returns of the entity.
3.

The equity investors have voting rights that are not proportionate to their economic interests, and the activities of the entity involve or are conducted on behalf of an investor with a disproportionately small voting interest.

The adoption of FIN 46(R) had no effect on our financial statements.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE B – LIQUIDITY

Our consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. At December 31, 2005, we had a stockholders’ deficit of approximately $995,000. However, subsequent to December 31, 2005, we enhanced our working capital by issuing 3,000,000 shares of common for $600,000. We also have the ability to draw $200,000 of debt capital through unused availability on our Credit Facility with Aspen Select Healthcare and draw on up to $4,925,000 of availability under our Standby Equity Distribution Agreement with Cornell Capital. As such, we believe we have adequate cash resources to meet our operating commitments for the next twelve months and accordingly our consolidated financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or the amounts and classification of liabilities that might be necessary should we be unable to continue as a going concern.

NOTE C – FURNITURE AND EQUIPMENT, NET

Furniture and equipment consists of the following at December 31, 2005:

Equipment	$ 595,579
Furniture & Fixtures	47,278
Subtotal	642,867

Less accumulated depreciation and amortization	(261,311)
Furniture and Equipment, net	$ 381,556

NOTE D - INCOME TAXES

We recognized losses for both financial and tax reporting purposes during each of the years in the accompanying consolidated statements of operations. Accordingly, no provision for income taxes and/or deferred income taxes payable have been provided for in the accompanying consolidated financial statements.

At December 31, 2005, we have net operating loss carryforwards of approximately $2,150,000 (the significant difference between this amount, and our accumulated deficit of $11 million arises primarily from certain stock based compensation that is considered to be a permanent difference). Assuming our net operating loss carryforwards are not disallowed because of certain “change in control” provisions of the Internal Revenue Code, these net operating loss carryforwards expire in various years through the year ended December 31, 2025. However, we have established a valuation allowance to fully reserve our deferred income tax assets as such assets did not meet the required asset recognition standard established by SFAS 109. Our valuation allowance increased by $16,000 during the year ended December 31, 2005.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE D – INCOME TAX (continued)

At December 31, 2005 our current and non-current deferred income tax assets (assuming an effective income tax rate of approximately 40%) consisted of the following:

Net current deferred income tax asset:	Amounts

Allowance for doubtful accounts	$ 14,500
Less valuation allowance	(14,500)
Total	$ -

Net non-current deferred income tax asset:	Amounts

Net operating loss carryforwards	$ 836,500
Accumulated depreciation and impairment	(70,000)
Subtotal	766,500
Less valuation allowance	(766,500)
Total	$ -

NOTE E - INCENTIVE STOCK OPTIONS AND AWARDS

Our 2003 Equity Incentive Plan provides for the granting of stock options and awards to officers, directors, employees and consultants. We are authorized to grant awards for up to 10% of our issued and outstanding common stock, which equated to 2,283,675 shares of our common stock as of December 31, 2005. As of December 31, 2005, option and stock awards totaling 1,800,000 shares were outstanding. Vesting and exercise price provisions are determined by the board of directors at the time the awards are granted.

The status of our stock options and stock awards are summarized as follows:

	Number Of Shares	Weighted Average Exercise Price

Outstanding at December 31, 2003	1,100,000	$ 0.07

Granted	810,000	0.17
Exercised	(50,000)	0.07
Canceled	(977,671)	0.07
Outstanding at December 31, 2004	882,329	0.16

Granted	1,442,235	0.27
Exercised	(42,235)	0.00
Canceled	(482,329)	0.09
Outstanding at December 31, 2005	1,800,000	$ 0.27

Exercisable at December 31, 2005	525,000	$ 0.26

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE E - INCENTIVE STOCK OPTIONS AND AWARDS (continued)

The following table summarizes information about our options outstanding at December 31, 2005:

Exercise Price	Number Outstanding	Weighted Average Remaining Contractual Life (in years)	Options Exercisable	Weighted Average Exercise Price

0.00-0.30	1,485,000	8.9	469,000	0.25
0.31-0.40	305,000	8.1	51,000	0.35
0.41-0.50	10,000	9.4	5,000	0.46

	1,800,000		525,000

We account for our stock-based compensation using the intrinsic value method prescribed by Accounting Principles Board Opinion No. 25, “Accounting for Stock Issued to Employees”. Had our compensation expense for stock-based compensation plans been determined based upon fair values at the grant dates for awards under this plan in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation,” our net loss and pro forma net loss per share amounts would have been reflected as follows:

	2005	2004
Net loss:
As reported	$ (997,160)	$ (818,985)
Pro forma	$ (1,018,632)	$ (848,777)

Loss per share:
As reported	$ (0.04)	$ (0.04)
Pro forma	$ (0.05)	$ (0.04)

The weighted average fair value of incentive stock options granted during 2005, which were not expensed, estimated on the date of grant using the Black-Scholes option-pricing model, was approximately $21,472 or $0.05 per option share. The fair value of options granted was estimated on the date of the grants using the following approximate assumptions: dividend yield of 0%, expected volatility of 12.0 - 20.0% (depending on the date of issue), risk-free interest rate of 4.0 – 4.5% (depending on the date of issue), and an expected life of 3 years.

NOTE F – COMMITMENTS AND CONTINGENCIES

Operating Lease

In August 2003, we entered into a three year lease for 5,200 square feet at our laboratory facility in Fort Myers, Florida. The lease, which commenced on August 8, 2003, currently requires average monthly rental payments of approximately $6,300 during the lease term. Such amount includes estimated operating and maintenance expenses and sales tax and is subject to annual increases. Rent expense for 2005 and 2004 was $76,303 and $73,103, respectively.

The lease is due to expire on August 31, 2006. The lease contains a provision that allows us to extend the lease for two terms of three years each. We are currently in negotiations on a new lease for our facility including the lease of an additional 4,000 square feet adjacent to our current facility. This space will allow for future expansion of our business in 2006.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE F – COMMITMENTS AND CONTINGENCIES (continued)

Capital Lease

During March 2006 we entered into a 5 year capital lease with Beckman Coulter for a flow cytometer. The lease is for the useful life of the equipment and title to the equipment will remain with Beckman Coulter. The agreement contains no purchase option at the end of the lease term. The equipment cost is $125,064.30 and the monthly lease payment will be $2,538.81. This is an effective interest rate of 8% per annum.

Employment Contract

On December 14, 2004, we entered into an employment agreement with Robert P. Gasparini to serve as our President and Chief Science Officer. The employment agreement has an initial term of three years, effective January 3, 2005; provided, however that either party may terminate the agreement by giving the other party sixty days written notice. The employment agreement specifies an initial base salary of $150,000/year, with specified salary increases to $185,000/year over the first 18 months of the contract. Mr. Gasparini is also entitled to receive cash bonuses for any given fiscal year in an amount equal to 15% of his base salary if he meets certain targets established by the Board of Directors. In addition, Mr. Gasparini was granted 1,000,000 Incentive Stock Options that have a ten year term so long as Mr. Gasparini remains an employee of the Company (these options, which vest according to the passage of time and other performance-based milestones, have and will continue to result in us recording stock based compensation expense). Mr. Gasparini’s employment agreement also specifies that he is entitled to four weeks of paid vacation per year and other health insurance and relocation benefits. In the event that Mr. Gasparini is terminated without cause by the Company, the Company has agreed to pay Mr. Gasparini’s base salary and maintain his employee benefits for a period of six months.

Litigation

We are potentially subject to various claims and litigation arising out of the ordinary course and conduct of our business including product liability, intellectual property, labour and employment, environmental and tax matters. We do not consider our exposure to such claims and litigation to be material to the consolidated financial statements.

NOTE G- OTHER RELATED PARTY TRANSACTIONS

During 2005 and 2004, Steven C. Jones, a director of the Company, earned $51,000 and $72,500, respectively, in cash for various consulting work performed in connection with his duties as Acting Principal Financial Officer.

On April 15, 2003, we entered into a revolving credit facility with MVP 3, LP (“MVP 3”), a partnership controlled by certain of our shareholders. Under the terms of the agreement MVP 3, LP agreed to make available to us up to $1.5 million of debt financing with a stated interest rate of prime + 8% and such credit facility had an initial maturity of March 31, 2005. At December 31, 2004, we owed MVP 3, approximately $740,000 under this loan agreement. This obligation was repaid in full through a refinancing on March 23, 2005.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G- OTHER RELATED PARTY TRANSACTIONS (continued)

On March 23, 2005, we entered into an agreement with Aspen Select Healthcare (formerly known as MVP 3, LP) (“Aspen Select Healthcare”) to refinance our existing indebtedness of $740,000 and provide for additional liquidity of up to $760,000 to the Company. Under the terms of the agreement, Aspen Select Healthcare, a Naples, Florida-based private investment fund made available to us up to $1.5 million of debt financing in the form of a revolving credit facility (the “Credit Facility”) with an initial maturity of March 31, 2007. Aspen Select Healthcare is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a director of NeoGenomics. We incurred $53,587 of transaction expenses in connection with establishing the Credit Facility, which have been capitalized and are being amortized to interest expense over the term of the agreement. As part of this transaction, we issued a five year warrant to Aspen Select Healthcare to purchase up to 2,500,000 shares of common stock at an initial exercise price of $0.50 per share, all of which are currently vested. We accrued $131,337 for the value of such Warrant as of the original commitment date as a discount to the face amount of the Credit Facility. The Company is amortizing such discount to interest expense over the 24 months of the Credit Facility. As of December 31, 2005, $1,500,000 was available for use and $1,500,000 had been drawn.

In addition, as a condition to these transactions, the Company, Aspen Select Healthcare and certain individual shareholders agreed to amend and restate their shareholders’ agreement to provide that Aspen Select Healthcare will have the right to appoint up to three of seven of our directors and one mutually acceptable independent director. We also amended and restated a Registration Rights Agreement, dated March 23, 2005 with Aspen Select Healthcare and certain individual shareholders, which grants to Aspen Select Healthcare certain demand registration rights (with no provision for liquidated damages) and which grants to all parties to the agreement, piggyback registration rights.

On March 11, 2005, we entered into an agreement with HCSS, LLC and eTelenext, Inc. to provide eTelenext, Inc’s Accessioning Application, AP Anywhere Application and CMQ Application. HCSS, LLC is a holding company created to build a small laboratory network for the 50 small commercial genetics laboratories in the United States. HCSS, LLC is owned 66.7% by Dr. Michael T. Dent, our Chairman. Under the terms of the agreement, the Company paid $22,500 over three months to customize this software and will pay an annual membership fee of $6,000 per year and monthly transaction fees of between $2.50 - $10.00 per completed test, depending on the volume of tests performed. The eTelenext system is an elaborate laboratory information system that is in use at many larger labs. By assisting in the formation of the small laboratory network, the Company will be able to increase the productivity of its technologists and have on-line links to other small labs in the network in order to better manage its workflow.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE G- OTHER RELATED PARTY TRANSACTIONS (continued)

On January 18, 2006, we entered into a binding letter agreement (the “Aspen Agreement”) with Aspen Select Healthcare, which provides, among other things, that Aspen waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to a SKL Limited Partnership, LP (“SKL” as more fully described below) in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26 per share. Aspen Select Healthcare was also given the right, and as mentioned below, exercised such right, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20 per share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of our common stock at an exercise price of $0.26 per share in connection with such purchase (the “Equity Purchase Rights”). Aspen Select Healthcare and us will amend that certain Loan Agreement, dated March 23, 2005 (the “Loan Agreement”) between the parties to extend the maturity date until September 30, 2007 and modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”); (e) Aspen Select Healthcare shall have the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to us under the Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26 per share (the “New Debt Rights”); (f) We have agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares (the “Existing Warrants”) shall be vested and the exercise price per share shall be reset to $0.31 per share; and (g) the Company has agreed to amend that certain Registration Rights Agreement, dated March 23, 2005 (the “Registration Rights Agreement”), between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen Select Healthcare in connection with the Equity Purchase Rights or the New Debt Rights.

On March 14, 2006, Aspen Select Healthcare exercised its Equity Purchase Rights and we issued to Aspen Select Healthcare 1,000,000 restricted shares of common stock at a purchase price of $0.20 per share for $200,000. In connection with this transaction, we also issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

Also on March 30, 2006, Aspen Select Healthcare exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement, dated January 18, 2006. As part of the Credit Facility Amendment, we have the right, but not the obligation, to borrow an additional $200,000 from Aspen Select Healthcare. In connection with Aspen Select Healthcare making such debt capital available to us, we issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

During the period from January 18 - 21, 2006, we entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

NOTE H – EQUITY FINANCING TRANSACTIONS

During 2004, we sold 3,040,000 shares of our common stock in a series of private placements at $0.25 per share to unaffiliated third party investors. These transactions generated net proceeds to us of approximately $740,000 after deducting certain transaction expenses. Under the terms of the stock purchase agreements used in these transactions, we agreed to file with the SEC, and to cause to be declared effective thereafter, a SB-2 resale registration statement which includes the shares purchased by such third party investors. We filed a resale registration statement on July 28, 2005, which was declared effective by the SEC on August 1, 2005.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE H – EQUITY FINANCING TRANSACTIONS (continued)

On January 3, 2005, we issued 27,288 shares of common stock under the Company’s 2003 Equity Incentive Plan to two employees of the Company in satisfaction of $6,822 of accrued, but unpaid vacation.

During the period from January 1, 2005 to June 7, 2005, we sold 522,382 shares of our common stock in a series of private placements at $0.30 per share and $0.35 per share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $171,000.

On June 6, 2005, we entered into a Standby Equity Distribution Agreement with Cornell Capital Partners, LP (“Cornell”). Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell will pay the Company 98% of the lowest volume weighted average price of the Company’s common stock as quoted by Bloomberg, LP on the OTCBB or other principal market on which the Company’s common stock is traded for the 5 days immediately following the notice date. The total number of shares issued to Cornell Capital Partners under each advance request will be equal to the total dollar amount of the advance request divided by the Purchase Price determined during the five day pricing period. Cornell Capital Partners will also retain 5% of each advance under the Standby Equity Distribution Agreement. Cornell’s obligation to purchase shares of the Company’s common stock under the Standby Equity Distribution Agreement is subject to certain conditions, including the Company maintaining an effective registration statement for shares of common stock sold under the Standby Equity Distribution Agreement and is limited to $750,000 per weekly advance. The amount and timing of all advances under the Standby Equity Distribution Agreement are at the discretion of the Company and the Company is not obligated to issue and sell any securities to Cornell Capital Partners, unless and until it decides to do so. Upon execution of the Standby Equity Distribution Agreement, Cornell Capital Partners received 381,888 shares of the Company’s common stock as a commitment fee under the Standby Equity Distribution Agreement. We also issued 27,278 shares of our common stock to Spartan Securities under a placement agent agreement relating to the Standby Equity Distribution Agreement.

On July 1, 2005, we issued 14,947 shares of our common stock under the Company’s 2003 Equity Incentive Plan to two employees of the Company in satisfaction of $4,933 of accrued, but unpaid vacation.

On July 28, 2005, we filed an amended SB-2 registration statement with the SEC to register 1,800,000 shares of our common stock related to the Standby Equity Distribution Agreement. Such registration statement became effective as of August 1, 2005.

On August 29, 2005, we requested a $25,000 advance on our Standby Equity Distribution Agreement with Cornell Capital Partners. The advance was completed to provide funding for general corporate purposes. The advance was completed on September 8, 2005 and resulted in the sale of 63,776 shares of common stock. Our net proceeds were $23,250 after deducting $1,250 in fees to Cornell and a $500 escrow agent fee to Yorkville Advisors Management, LLC.

On December 10, 2005, we requested a $50,000 advance on our Standby Equity Distribution Agreement with Cornell Capital Partners. The advance was completed to provide funding for general corporate purposes. The advance was completed on December 18, 2005 and resulted in the sale of 241,779 shares of common stock. Our net proceeds were $47,000 after deducting $2,500 in fees to Cornell and a $500 escrow agent fee to Yorkville Advisors Management, LLC.

On December 15, 2005, we issued 18,000 shares of common stock under the Company’s 2003 Equity Incentive Plan to employees of the Company as part of a year-end bonus program. The shares were issued at a price of $0.21 per share and resulted in an expense to the Company of $3,780.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - SUBSEQUENT EVENTS

On January 18, 2006, we entered into a binding letter agreement (the “Aspen Agreement”) with Aspen Select Healthcare, which provides, among other things, that (a) Aspen Select Healthcare has waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to a SKL Limited Partnership, LP (“SKL” as more fully described below) in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26 per share; (b) Aspen Select Healthcare shall have the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of our common stock at a purchase price per share of $0.20 per share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of our common stock at an exercise price of $0.26 per share in connection with such purchase (the “Equity Purchase Rights”); (c) in the event that Aspen Select Healthcare does not exercise its Equity Purchase Rights in total, the Company shall have the right to sell the difference to SKL at terms no more favorable than Aspen’s Equity Purchase Rights; (d) Aspen Select Healthcare and the Company will amend that certain Loan Agreement, dated March 23, 2005 (the “Loan Agreement”) between the parties to extend the maturity date until September 30, 2007 and modify certain covenants (such Loan Agreement as amended, the “Credit Facility Amendment”); (e) Aspen Select Healthcare shall have the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to us under the Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of our common stock with an exercise price of $0.26 per share (the “New Debt Rights”); (f) We have agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares (the “Existing Warrants”) shall be vested and the exercise price per share shall be reset to $0.31 per share; and (g) We have agreed to amend that certain Registration Rights Agreement, dated March 23, 2005 (the “Registration Rights Agreement”), between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen Select Healthcare in connection with the Equity Purchase Rights or the New Debt Rights.

Under the terms of the contemplated Credit Facility Amendment, Aspen Select Healthcare and the Company have agreed as follow:

(1)	The maturity date of the Credit Facility shall be extended to September 30, 2007.

(2)           Paragraph 11 of the existing Loan Agreement (Borrower’s Negative Covenants) shall be amended to allow for Permitted Indebtedness of up to a total of $500,000 of vendor and lease financing on capital equipment, including straight vendor financing and both operating and capital lease financing, in the aggregate at any given time during the term of the Credit Facility (the “Capital Equipment Financing Basket”) and allow for Permitted Liens on such equipment.

(3)           The Permitted Indebtedness section of paragraph 11 of the Loan Agreement shall be amended to allow for an aggregate of up to $400,000 of convertible draw notes from Cornell Capital Partners LP during the life of the Credit Facility (unless the proceeds of such Cornell convertible draw notes are used to repay our indebtedness to Aspen Select Healthcare); provided that such convertible draw notes contain an option for a fixed price conversion at any time and have a term of no longer than six months unless the proceeds of such convertible draw notes are used to pay-off the Credit Facility.

(4)           The definition of Permitted Indebtedness in paragraph 11 of the Loan Agreement shall be amended to allow for real estate leases entered into by us, provided that such real estate leases have been approved by the Board of Directors and contain no more than $100,000 of leasehold improvements embedded within the lease stream.

(5)           The structure of the Credit Facility shall be amended so that it is a draw facility whereby once principal payments have been made to Aspen Select Healthcare by us, we can no longer draw such amounts and that portion of the availability will expire. The parties agree that all principal payments from us will retire the unsecured portion of the Credit Facility first.

NEOGENOMICS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE I - SUBSEQUENT EVENTS (continued)

(6)           The Company and Aspen Select Healthcare agree to such other amendments to the Credit Facility documents as may be mutually agreed upon, including, but not limited to a clarification of Paragraph 16 of the Loan Agreement to include a provision that if the Company does not properly notify Aspen Select Healthcare of an event of default, that is in and of itself a default and that the date of such default will be deemed to be the first date which circumstances gave rise to the event of default for purposes of calculating the 30 day cure period, and further that Aspen Select Healthcare may so notify the Company of this type of default or any other type of default that may have occurred.

During the period from January 18 - 21, 2006, we entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On January 21, 2006 we entered into a subscription agreement (the “Subscription”) with SKL, a New Jersey limited partnership, whereby SKL purchased 2.0 million shares (the “Subscription Shares”) of our common stock at a purchase price of $0.20 per share for $400,000. Under the terms of the Subscription, the Subscription Shares are restricted for a period of 24 months and then carry piggyback registration rights to the extent that exemptions under Rule 144 are not available to SKL. In connection with the Subscription, the Company also issued a five year warrant to purchase 900,000 shares of the Company’s common stock at an exercise price of $0.26 per share. SKL has no previous affiliation with us.

On March 14, 2006, Aspen Select Healthcare exercised its Equity Purchase Rights and we issued to Aspen Select Healthcare 1,000,000 restricted shares of common stock at a purchase price of $0.20 per share for $200,000. In connection with this transaction, we also issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

Also on March 30, 2006, Aspen Select Healthcare exercised its New Debt Rights and entered into the definitive transaction documentation for the Credit Facility Amendment and other such documents required under the Aspen Agreement, dated January 18, 2006. As part of the Credit Facility Amendment, we have the right, but not the obligation, to borrow an additional $200,000 from Aspen Select Healthcare. In connection with Aspen Select Healthcare making such debt capital available to us, we issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about NeoGenomics, Inc. except the information or representations contained in this prospectus. You should not rely on any additional information or representations if made.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:

•except the common stock offered by this prospectus;

•in any jurisdiction in which the offer or solicitation is not authorized;

•in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;

•to any person to whom it is unlawful to make the offer or solicitation; or

•to any person who is not a United States resident or who is outside the jurisdiction of the United States.

The delivery of this prospectus or any accompanying sale does not imply that:

•there have been no changes in the affairs of NeoGenomics, Inc. after the date of this prospectus; or

•the information contained in this prospectus is correct after the date of this prospectus.

Until _________, 2006, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters.

___________________ PROSPECTUS ___________________ 1,800,000 shares of Common Stock NEOGENOMICS, INC. July __, 2006

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24.	Indemnification Of Directors And Officers

The Company’s Articles of Incorporation eliminate liability of its directors and officers for breaches of fiduciary duties as directors and officers, except to the extent otherwise required by the Nevada Revised Statutes and where the breach involves intentional misconduct, fraud, or a knowing violation of the law.

Nevada Revised Statutes 78.750, 751, and 752 have similar provisions that provide for discretionary and mandatory indemnification of officers, directors, employees, and agents of a corporation. Under these provisions, such persons may be indemnified by a corporation against expenses, including attorney’s fees, judgment, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to any action, suit or proceeding, had no reasonable cause to believe his conduct was unlawful.

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter, he must be indemnified by a corporation against expenses, including attorney’s fees, actually and reasonably incurred by him in connection with the defense.

Any indemnification, unless ordered by a court or advanced by a corporation, must be made only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

•	By the stockholders;
•	By the board of directors by majority vote of a quorum consisting of directors who were not parties to that act, suit or proceeding;
•	If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or
•	If a quorum consisting of directors who were not parties to the act, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion;
•

Expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by a corporation.

•

To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in defense of any claim, issue or matter therein, a corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Insofar as indemnification for liabilities arising under the 1933 Act, as amended, may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person connected with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 25.	OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. The Company will pay all expenses in connection with this offering.

	Securities and Exchange Commission Registration Fee	$ 200.00
	Printing and Engraving Expenses	$ 1,000.00
	Accounting Fees and Expenses	$ 3,000.00
	Legal Fees and Expenses	$ 30,000.00
	Miscellaneous	$ 800.00
	TOTAL	$ 35,000.00

ITEM 26.	SALES OF UNREGISTERED SECURITIES

During the past three years, the Company has issued the following securities without registration under the 1933 Act:

2006

On January 18, 2006, the Company entered into the Aspen Agreement with Aspen Select Healthcare, which provides, among other things, that (a) Aspen Select Healthcare has waived certain pre-emptive rights in connection with the sale of $400,000 of common stock at a purchase price of $0.20 per share and the granting of 900,000 warrants with an exercise price of $0.26 per share to a SKL in exchange for five year warrants to purchase 150,000 shares at an exercise price of $0.26 per share; (b) Aspen Select Healthcare shall have the right, up to April 30, 2006, to purchase up to $200,000 of restricted shares of the Company’s common stock at a purchase price per share of $0.20 per share (1.0 million shares) and receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock at an exercise price of $0.26 per share in connection with such purchase (the “Equity Purchase Rights”); (c) in the event that Aspen Select Healthcare does not exercise its Equity Purchase Rights in total, the Company shall have the right to sell the difference to SKL at terms no more favorable than Aspen Select Healthcare’s Equity Purchase Rights; (d) Aspen Select Healthcare and the Company will amend the certain Loan Agreement between the parties to extend the maturity date until September 30, 2007 and enter into the Aspen Credit Facility Amendment; (e) Aspen Select Healthcare shall have the right, until April 30, 2006, to provide up to $200,000 of additional secured indebtedness to the Company under the Aspen Credit Facility Amendment and receive a five year warrant to purchase up to 450,000 shares of the Company’s common stock with an exercise price of $0.26 per share; (f) the Company has agreed to amend and restate that certain warrant agreement, dated March 23, 2005 to provide that all 2,500,000 warrant shares, shall be vested and the exercise price per share shall be reset to $0.31 per share; and (g) the Company has agreed to amend the certain Registration Rights Agreement between the parties to incorporate the Existing Warrants and any new shares or warrants issued to Aspen Select Healthcare in connection with the Equity Purchase Rights or the New Debt Rights.

In January 2006, the Company issued to Helen Drwinga options to purchase 3,375 shares of the Company’s common stock in lieu of warrants related to her work as a consultant to the Company.

During the period from January 18 to 21, 2006, the Company entered into agreements with four other shareholders who are parties to that certain Shareholders’ Agreement, dated March 23, 2005, to exchange five year warrants to purchase 150,000 shares of stock in the aggregate at an exercise price of $0.26 per share for such shareholders’ waiver of their pre-emptive rights under the Shareholders’ Agreement.

On March 14, 2006, Aspen Select Healthcare exercised its Equity Purchase Rights and we issued to Aspen Select Healthcare 1,000,000 restricted shares of common stock at a purchase price of $0.20 per share for $200,000. In connection with this transaction, the Company also issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share.

Also on March 30, 2006, Aspen Select Healthcare exercised its New Debt Rights and entered into the definitive transaction documentation for the Aspen Credit Facility Amendment and other such documents required under the Aspen Agreement, dated January 18, 2006. As part of the Aspen Credit Facility Amendment, the Company has the right, but not the obligation, to borrow an additional $200,000 from Aspen Select Healthcare. In connection with Aspen Select Healthcare making such debt capital available to the Company, we issued a five year warrant to purchase 450,000 shares of common stock at an exercise price of $0.26 per share. On March 23, 2005, we entered into an agreement with Aspen Select Healthcare to refinance our existing indebtedness of $740,000 and provide for additional liquidity of up to $760,000 to the Company. Under the terms of the agreement, Aspen Select Healthcare will make available up to $1.5 million of debt financing in the form of an Aspen Credit Facility with an initial maturity of March 31, 2007. Aspen Select Healthcare is managed by its General Partner, Medical Venture Partners, LLC, which is controlled by a director of NeoGenomics. Under the terms of the Aspen Credit Facility, we are able to borrow up to 80% of “eligible” accounts receivable, 50% of our net furniture and equipment balance, secured by substantially all of our assets, and up to $500,000 on an unsecured basis until April 30, 2005 and up to $1,000,000 on an unsecured basis after April 30, 2005. The interest rate on the Aspen Credit Facility is prime plus 6.0%, payable monthly in arrears. With respect to this agreement, we are subject to the following restrictive covenants: (i) we are not to incur indebtedness outside of this agreement in excess of $50,000 without written authorization of Aspen Select Healthcare, (ii) we cannot declare or pay any dividend on our common stock, and (iii) we are also subject to other general covenants typical of an instrument of this kind. As part of the Aspen Credit Facility transaction, the Company also issued to Aspen Select Healthcare a five year Warrant to purchase up to 2,500,000 shares of its common stock at an exercise price of $0.50 per share.

On April 18, 2006, as part of the Center for Cytogenetics merger, the Company issued 100,000 shares of restricted stock to the shareholder’s of the Center for Cytogenetics

2005

On January 3, 2005, we issued 27,288 shares of common stock under the Company’s 2003 Equity Incentive Plan to two employees of the Company in satisfaction of $6,822 of accrued, but unpaid vacation.

On March 23, 2005, the Company entered into a Loan Agreement with Aspen Select Healthcare to provide up to $1.5 million of indebtedness pursuant to the Aspen Credit Facility. As part of the Aspen Credit Facility transaction, the Company also issued to Aspen Select Healthcare a five year Warrant to purchase up to 2,500,000 shares of its common stock at an exercise price of $0.50 per share.

During the period January 1, 2005 to March 31, 2005, we sold 450,950 shares of our common stock in a series of private placements at $0.30per share and $0.35per share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $146,000. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the Securities Act of 1933.

On May 25, 2005, we sold 71,429 shares of our common stock in a private placement at $0.35per share to an unaffiliated third party investor. This transaction generated net proceeds to the Company of $25,000. This transaction involved the issuance of unregistered stock to an accredited investor in a transaction that we believe was exempt from registration under Rule 506 promulgated under the 1933 Act.

On June 6, 2005, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital Partners. Pursuant to the Standby Equity Distribution Agreement, the Company may, at its discretion, periodically sell to Cornell Capital Partners shares of common stock for a total purchase price of up to $5.0 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital Partners will pay the Company 98% of, or a 2% discount to, the lowest volume weighted average price of our common stock on the Over-the-Counter Bulletin Board or other principal market on which the Company’s common stock is traded for the five days immediately following the notice date. Cornell Capital Partners will retain 5% of each advance under the Standby Equity Distribution Agreement. In connection with the Standby Equity Distribution Agreement, Cornell Capital Partners received 381,888 shares of common stock from the Company on June 6, 2005 as a commitment fee in the amount of $140,000 under the Standby Equity Distribution Agreement and Cornell Capital Partners will receive an additional commitment fee in the form of a $50,000 promissory note on the earlier of (i) June 6, 2006, or (ii) the date the Company receives advances under the Standby Equity Distribution Agreement in an amount greater than or equal to $2,500,000. The Company also engaged a placement agent to advise the Company in connection with the Standby Equity Distribution Agreement. The placement agent was paid a fee of $10,000 by the issuance of 27,278 shares of the Company’s common stock on June 6, 2005, under the Standby Equity Distribution Agreement.

2004

During 2004, we sold 3,040,000 shares of our common stock in a series of private placements at $0.25 per share to unaffiliated third party investors. These transactions generated net proceeds to the Company of approximately $740,000 after deducting certain transaction expenses. These transactions involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Rule 506 promulgated under the 1933 Act.

2003

In April 2003, we issued 13,927,062 shares of common stock to MVP 3, LP and three individuals who are principals of MVP 3, LP in exchange for $139,271. This transaction involved the issuance of unregistered stock to accredited investors in transactions that we believed were exempt from registration under Section 4(2) of the 1933 Act.

Unless otherwise specified above, the Company believes that all of the above transactions were transactions not involving any public offering within the meaning of Section 4(2) of the 1933 Act, as amended, since (a) each of the transactions involved the offering of such securities to a substantially limited number of persons; (b) each person took the securities as an investment for his/her/its own account and not with a view to distribution; (c) each person had access to information equivalent to that which would be included in a registration statement on the applicable form under the 1933 Act, as amended; (d) each person had knowledge and experience in business and financial matters to understand the merits and risk of the investment; therefore no registration statement needed to be in effect prior to such issuances.

ITEM 26.	EXHIBITS
Exhibit No.	Description of Exhibit	Location

3.1	Articles of Incorporation, as amended	Incorporated by reference to the Company’s Registration Statement on Form SB-2 as filed with the SEC on February 10, 1999

3.2	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on January 3, 2002	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on May 20, 2003

3.3	Amendment to Articles of Incorporation filed with the Nevada Secretary of State on April 11, 2003	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on May 20, 2003

3.4	Amended and Restated Bylaws, dated October 14, 2003	Incorporated by reference to the Company’s on Form 10-QSB as filed with the SEC on November 14, 2003

3.5	NeoGenomics, Inc. 2003 Equity Incentive Plan	Incorporated by reference to the Company’s on Form 10-QSB as filed with the United States SEC on November 14, 2003

5.1	Opinion of Counsel	Filed herewith

10.1	Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. dated March 23, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on March 30, 2005

10.2	Amended and Restated Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. and individuals dated March 23, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on March 30, 2005

10.3	Guaranty of NeoGenomics, Inc., dated March 23, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on March 30, 2005

10.4	Stock Pledge Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on March 30, 2005

10.5	Warrants issued to Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on March 30, 2005

10.6	Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 23, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on March 30, 2005

10.7	Employment Agreement, dated December 14, 2004, between Mr. Robert P. Gasparini and the Company	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 15, 2005

10.8	Standby Equity Distribution Agreement with Cornell Capital Partners, LP dated June 6, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on June 8, 2005

10.9	Registration Rights Agreement with Cornell Capital Partners, LP related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on June 8, 2005

10.10	Placement Agent Agreement with Spartan Securities Group, Ltd., related to the Standby Equity Distribution dated June 6, 2005	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on June 8, 2005

10.11	Amended and Restated Loan Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

10.12	Amended and Restated Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated January 21, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

10.13	Amended and Restated Security Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

10.14	Registration Rights Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P., dated March 30, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

10.15	Warrant Agreement between NeoGenomics, Inc. and SKL Family Limited Partnership, L.P. issued January 23, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

10.16	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 14, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

10.17	Warrant Agreement between NeoGenomics, Inc. and Aspen Select Healthcare, L.P. issued March 30, 2006	Incorporated by reference to the Company’s on Form 10-KSB as filed with the SEC on April 1, 2006

14.1	NeoGenomics, Inc. Code of Ethics for Senior Financial Officers and the Principal Executive Officer	Incorporated by reference to the Company’s on Form 8-K as filed with the SEC on April 15, 2005

23.2	Consent of Kingery & Crouse, P.A.	Provided herewith

Item 28.	Undertakings

The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

(i)	Include any Prospectus required by Section 10(a)(3) of the 1933 Act;

(ii)           Reflect in the Prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of Prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	Include any additional or changed information on the plan of distribution.

(2)           For determining liability under the 1933 Act, the Company will treat each such post-effective amendment as a new Registration Statement of the securities offered, and the Offering of such securities at that time to be the initial bona fide Offering.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(4)           For determining liability of the undersigned small business issuer under the 1933 Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary Offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)            Any preliminary Prospectus or Prospectus of the undersigned small business issuer relating to the Offering required to be filed pursuant to Rule 424;

(ii)           Any free writing Prospectus relating to the Offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)          The portion of any other free writing Prospectus relating to the Offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)          Any other communication that is an offer in the Offering made by the undersigned small business issuer to the purchaser.

Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to our director, officer and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the 1933 Act, and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act, and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on our behalf by the undersigned, on July ___, 2006.

Date: July 28, 2006	NEOGENOMICS, INC.

By: /s/ Robert P. Gasparini
Name: Robert P. Gasparini
Title: President, Chief Executive Officer and Director

By: /s/ Steven C. Jones
Name: Steven C. Jones
Title: Acting Principal Financial Officer and Chief Accounting Officer

In accordance with the Securities Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Michael T. Dent	Chairman of the Board	July 28, 2006
Michael T. Dent, M.D.

/s/ Thomas D. Conrad	Director	July 28, 2006
Thomas D. Conrad, PhD.

/s/ Robert P. Gasparini	Director	July 28, 2006
Robert P. Gasparini

/s/ Steven C. Jones	Acting Principal Financial	July 28, 2006
Steven C. Jones	Officer, Chief Accounting
Officer and Director

/s/ George G. O’Leary	Director	July 28, 2006
George G. O’Leary

/s/ Peter M. Peterson	Director	July 28, 2006
Peter M. Peterson